Exhibit 10.1

FOURTH AMENDED AND RESTATED
WAREHOUSING CREDIT AND SECURITY AGREEMENT
(SINGLE-FAMILY MORTGAGE LOANS)

BETWEEN

SIRVA MORTGAGE, INC., an Ohio corporation

AND

WASHINGTON MUTUAL BANK,
a federal association

Dated as of June 1, 2006

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	5.13	RICO	30
	5.14	Proper Names	30
	5.15	Direct Benefit From Loans	30
	5.16	Loan Documents Do Not Violate Other Documents	30
	5.17	Consents Not Required	30
	5.18	Material Fact Representations	30
	5.19	Place of Business	31
	5.20	Use of Proceeds; Business Loans	31
	5.21	No Undisclosed Liabilities	31
	5.22	Tax Returns and Payments	31
	5.23	Subsidiaries	31
	5.24	Holding Company	32

6.	AFFIRMATIVE COVENANTS		32
	6.1	Payment of Note	32
	6.2	Financial Statements and Other Reports	32
	6.3	Maintenance of Existence; Conduct of Business	33
	6.4	Compliance with Applicable Laws	33
	6.5	Inspection of Properties and Books	33
	6.6	Notice	34
	6.7	Payment of Debt, Taxes, etc	34
	6.8	Insurance	34
	6.9	Closing Instructions	35
	6.10	Other Loan Obligations	35
	6.11	Use of Proceeds of Advances	35
	6.12	Special Affirmative Covenants Concerning Collateral	35
	6.13	Cure of Defects in Loan Documents	36

7.	NEGATIVE COVENANTS		36
	7.1	Contingent Liabilities	37
	7.2	Pledge of Servicing Contracts/Mortgage Loans	37
	7.3	Merger; Acquisitions	37
	7.4	Loss of Eligibility	37
	7.5	Adjusted Tangible Net Worth	37
	7.6	Debt to Adjusted Tangible Worth Ratio	37
	7.7	Minimum Current Ratio	37
	7.8	Transactions with Affiliates	37
	7.9	Limits on Corporate Distributions	38
	7.10	RICO	38
	7.11	No Loans or Investments Except Approved Investments	38
	7.12	Charter Documents and Business Termination	39
	7.13	Changes in Accounting Methods	39
	7.14	No Sales, Leases or Dispositions of Property	39
	7.15	Changes in Business or Assets	39
	7.16	Changes in Office or Inventory Location	40
	7.17	Special Negative Covenants Concerning Collateral	40
	7.18	No Indebtedness	40

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	7.19	Ownership of the Company	41
	7.20	Payments of Subordinated Debt	41

8.	DEFAULTS; REMEDIES		41
	8.1	Events of Default	41
	8.2	Remedies	44
	8.3	Application of Proceeds	47
	8.4	Lender Appointed Attorney-in-Fact	47
	8.5	Right of Set-Off	48

9.	NOTICES		48

10.	REIMBURSEMENT OF EXPENSES; INDEMNITY		49

11.	FINANCIAL INFORMATION		50

12.	MISCELLANEOUS		50
	12.1	Terms Binding Upon Successors; Survival of Representations	50
	12.2	Assignment	50
	12.3	Amendments	50
	12.4	Governing Law	50
	12.5	Participations	50
	12.6	Relationship of the Parties	51
	12.7	Severability	51
	12.8	Usury	51
	12.9	Consent to Jurisdiction	52
	12.10	Arbitration	52
	12.11	ADDITIONAL INDEMNITY	53
	12.12	No Waivers Except in Writing	54
	12.13	WAIVER OF JURY TRIAL	54
	12.14	Multiple Counterparts	55
	12.15	No Third Party Beneficiaries	55
	12.16	RELEASE OF LENDER LIABILITY	55
	12.17	Entire Agreement; Amendment	55
	12.18	NO ORAL AGREEMENTS	56

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FOURTH AMENDED AND RESTATED
WAREHOUSING CREDIT AND SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Agreement”), is dated as of June 1, 2006, by and between SIRVA MORTGAGE, INC., an Ohio corporation (the “Company”), having its principal office at 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124, and WASHINGTON MUTUAL BANK, a federal association (the “Lender”), having its principal office at 555 Dividend Drive, Coppell, Texas 75019.

WHEREAS, the Company, the Lender, and certain other lenders, including National City Bank of Kentucky and Colonial Bank, N.A., are parties to that certain Third Amended and Restated Warehousing Credit and Security Agreement (as amended, the “Existing Agreement”) dated effective as of September 30, 2002;

WHEREAS, the Company and the Lender desire to make certain amendments to the Existing Agreement, including, without limitation, removing as of the date hereof National City Bank of Kentucky and Colonial Bank, N.A. as lenders thereunder;

NOW, THEREFORE, for good and valuable consideration, the amount and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree that the Existing Agreement is amended and restated in its entirety as follows:

1.             DEFINITIONS.

1.1           Defined Terms.  Capitalized terms defined below or elsewhere in this Agreement (including the exhibits hereto) shall have the following meanings:

“Adjusted Tangible Net Worth” means with respect to Company at any date, the Tangible Net Worth of Company at such date plus one percent (1%) of the unpaid principal balances of Mortgage Loans at such date for which the Company owns the Servicing Rights and that are serviced by Company for Persons other than Company plus the unpaid principal amount of all Subordinated Debt of the Company at such date, if any.

“Advance” means a disbursement by the Lender under the Commitment pursuant to Article 2 of this Agreement.

“Advance Date” means, for any Advance, the date it is disbursed.

“Advance Request” has the meaning set forth in Section 2.2(a) hereof.

“Affiliate” means and includes, with respect to a specified Person, any other Person:

(a)           that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person;

(b)           that is a director, trustee, general partner or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person;

(c)           that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person; or

(d)           of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities.

Without limiting the generality of the foregoing, for the purposes of this Agreement, SIRVA shall be deemed an Affiliate of the Company.

“Aged Mortgage Loan” means a Mortgage Loan that satisfies all of the requirements of an Eligible Mortgage Loan except it has been included in Collateral for a period of more than ninety (90) days.

“Agreement” means this Fourth Amended and Restated Warehousing Credit and Security Agreement (Single Family Mortgage Loans), either as originally executed or as it may from time to time be supplemented, modified or amended.

“Applicable Law” means the laws of the State of Texas and the United States of America in effect from time to time and applicable to the transactions between the Lender and the Company pursuant to this Agreement and the other Loan Documents whichever permits the charging and collection of the highest nonusurious rate of interest on such transactions.  For purposes of determining Texas law with respect to the highest nonusurious rate of interest, the weekly ceiling permitted under Chapter 303 of the Texas Finance Code, as amended, shall be controlling.

“Approved Custodian” means a Person acceptable to the Lender from time to time in its sole discretion, who possesses Mortgage Loans that secure Mortgaged-backed Securities.

“Bailee Letter” has the meaning set forth in Section 3.3 hereof.

“Basic Rate” has the meaning set forth in Section 2.4(a)(3) hereof.

“Business Day” means any day excluding Saturday, Sunday and any day on which Lender is closed for business.

“Capitalized Lease” means any lease under which rental payments are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capitalized Rentals” means the amount of aggregate rentals due and to become due under all Capitalized Leases under which the Company is a lessee that would be reflected as a liability on a balance sheet of the Company.

“Change of Control” means

(a)           a sale of substantially all of the Company’s assets to any Person or related group of Persons; or

(b)           any merger or consolidation of the Company with or into another Person with the effect that SIRVA holds (directly or indirectly) less than one hundred percent (100%) of the total voting power entitled to vote in election of directors, managers, or trustees of the survivor of such merger or consolidation; or

(c)           the occurrence of any event after which SIRVA no longer owns (directly or indirectly) voting stock having one hundred percent (100%) of the total voting power entitled to vote in the election of directors of the Company.

“Collateral” has the meaning set forth in Section 3.1 hereof.

“Collateral Documents” means all of the documents and other items described on Exhibit “C” hereto and required to be delivered to the Lender in connection with an Advance.

“Collateral Value” means, at the time of any determination,

(a)             with respect to any Eligible Mortgage Loan, an amount equal to the least of (i) the actual out-of-pocket cost of such Mortgage Loan to the Company, i.e., the net amount actually funded against such Mortgage Loan or the net purchase price of such Mortgage Loan, (ii) the Par Value thereof, (iii) the amount which the Investor has committed to pay for such Mortgage Loan pursuant to a Purchase Commitment, or (iv) the Fair Market Value of such Mortgage Loan;

(b)             with respect to Mortgage-backed Securities, an amount equal to the least of (i) the sum of the principal balances of the Mortgage Loans from which such Mortgage-backed Securities were created, (ii) the amount which the Investor has committed to pay for such Mortgage-backed Securities pursuant to a Purchase Commitment, or (iii) the Fair Market Value of such Mortgage-backed Securities;

(c)             with respect to any Aged Mortgage Loan, an amount equal to the least of (i) the Par Value thereof or (ii) the market value of such Mortgage Loan as determined by Lender in its sole discretion;

(d)             with respect to Collateral that is not described in (a), (b), or (c) the Collateral Value shall be equal to $0.00;

(e)             notwithstanding the foregoing, with respect to Mortgage Loans that are not or cease to be Eligible Mortgage Loans, the Collateral Value thereof shall equal $0.00.

“Combined Loan-to-Value Ratio” means, with respect to any Mortgage Loan, the ratio expressed as a percentage that (x) the sum of the unpaid principal balance of such

Mortgage Loan and if such Mortgage Loan is a Second Mortgage Loan, the then current principal balance of any related first priority mortgage, bears to (y) the value of the related mortgaged property securing such Mortgage Loan at the time it was originated.

“Commitment” has the meaning set forth in Section 2.1(a) hereof.

“Commitment Amount” means, on any day, FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00)

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Conventional Mortgage Loan” means a Single-family Mortgage Loan, other than an FHA Loan or VA Loan, that complies with all applicable requirements for purchase under the FNMA or FHLMC standard form of conventional mortgage purchase contract.

“Credit A Mortgage Loan” means a FHA Loan, VA Loan, Conventional Mortgage Loan, a Jumbo Loan, or a Super Jumbo Loan.

“Current Assets” means, with respect to any Person, those assets set forth in the consolidated balance sheet of a Person prepared in accordance with GAAP, as current assets, defined as those assets that are now cash or will be by their terms or disposition be converted to cash within one year of the date of calculation; provided, however there shall be excluded from the assets of the Comany, any and all advances or loans to Affiliates of the Company, accounts from Affiliates of the Company, and investments in Affilates of the Company.

“Current Liabilities” means, with respect to any Person, those liabilities set forth in the consolidated balance sheet of a Person prepared in accordance with GAAP, as current liabilities, defined as those liabilities due upon demand or within one year from the date of calculation.

“Current Ratio” means, with respect to any Person, the sum of the amounts set forth in the consolidated balance sheet of the Person, prepared in accordance with GAAP, on the date of calculation as Current Assets divided by the sum of the amounts set forth in such consolidated balance sheet as Current Liabilities.

“Debt” means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; and (b) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services; provided that for purposes of this Agreement, there shall be excluded from Debt at any date loan loss reserves, deferred taxes arising from capitalized excess service fees, and operating leases.  With respect to the Company, the term “Debt” shall include all off balance sheet warehouse loan obligations owed to any Person, including, without limitation, indebtedness or other obligations of the Company under all repurchase arrangements.  For the purposes of calculating the Debt of the Company, Subordinated Debt of the Company shall be excluded from Debt.

“Default” means the occurrence of any event or existence of any condition which, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.4(c) hereof.

“Electronic Request” has the meaning set forth in Section 2.2(a) hereof.

“Eligible Mortgage Loan” means a Mortgage Loan, that, at all times during the term of this Agreement, (a) is a Credit “A” Mortgage Loan or a Relocation Mortgage Loan, or a HELOC Mortgage Loan; (b) is evidenced by loan documents that are the standard forms approved by FNMA or FHLMC or forms previously approved, in writing, by the Lender in its sole discretion; (c) is made to a natural person or persons; (d) is validly pledged to the Lender, subject to no other Liens; (e) is not in default in the payment of principal and interest or in the performance of any obligation under the Mortgage Note or the Mortgage evidencing or securing such Eligible Mortgage Loan for a period of sixty (60) days or more; (f) has closed less than twenty-five (25) days prior to the date of the Advance made in connection with such Eligible Mortgage Loan; (g) has a Combined Loan-to-Value Ratio not greater than one hundred percent (100%); and (h) is covered by a Purchase Commitment.

“Eligible Mortgage Pool” means a pool of Mortgage Loans that will secure a “mortgage related security,” as defined in Section 3(a)(41) of the Exchange Act administered or to be administered by a trustee acceptable to Lender in its sole discretion where the Mortgage, Mortgage Note and other documents relating to such Mortgage Loans are held or to be held by an Approved Custodian.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder, as amended from time to time and any successor statute.

“Event of Default” means any of the conditions or events set forth in Section 8.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934,  as amended from time to time and any successor statute.

“Fair Market Value” means, at any date, with respect to:

(a)             any Mortgage-backed Security, the bid price rate reflected on the Telerate screen for a Mortgage-backed Security with the closest coupon rate that does not exceed that of the Mortgage-backed Security in question multiplied by the original face amount of such Mortgage-backed Security, and multiplied by the current pool factor for such Mortgage-backed Security.

(b)             any Mortgage Loan, the market price rate reflected on the Telerate screen for thirty (30) day mandatory future delivery of such Mortgage Loan multiplied by the outstanding principal balance thereof.

In the event Telerate does not publish or ceases to publish either the market or bid price rate for any Mortgage Loan or Mortgage-backed Security referenced in (a) and (b) above, the average bid price rate quoted in writing to the Lender as of the date of determination by any two nationally recognized dealers selected by Lender that are making a market in similar Mortgage Loans or Mortgaged-backed Securities shall be utilized in lieu of the market or bid price rate, as the case may be.

“FHA” means the Federal Housing Administration and any successor thereto.

“FHA Loan” means a Single-family Mortgage Loan, payment of which is partially or completely insured by the FHA under the National Housing Act or Title V of the Housing Act of 1949 or with respect to which there is a current, binding and enforceable commitment for such insurance issued by the FHA.

“FHLMC” means the Federal Home Loan Mortgage Corporation and any successor thereto.

“FHLMC Guide” means the Freddie Mac Sellers’ and Servicers’ Guide, dated September 17, 1984, applicable bulletins, the applicable MIDANET Users Guide (or the MIDAPHONE User’s Guide) and any particular purchase documents as defined in the Sellers’ and Servicers’ Guide, as revised prior to the date hereof.

“FICA” means the Federal Insurance Contributions Act or any successor statute.

“First Mortgage” means a mortgage or deed of trust which constitutes a first Lien on improved property containing one-to-four family residences.

“First Mortgage Loan” means a Mortgage Loan secured by a First Mortgage.

“FNMA” means the Federal National Mortgage Association and any successor thereto.

“FNMA Guide” means the FNMA Servicing Guide dated June 30, 1990, as revised prior to the date hereof.

“Funding Account” means the non-interest bearing demand checking account established with, maintained by, and pledged to the Lender into which shall be deposited the proceeds of Advances, the proceeds from any sale of Collateral, and from which funds shall be disbursed for the funding or acquisition of Mortgage Loans.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“GNMA Guide” means the GNMA I Mortgage-Backed Securities Guide, Handbook GNMA 5500.1 REV.  6, as revised prior to the date hereof, and as may be revised from time to time, and GNMA II Mortgage-Backed Securities Guide Handbook GNMA 5500.2, as revised prior to the date hereof.

“Hedging Arrangements” means, with respect to the Company, any agreements or other arrangement (including, without limitation, interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into by the Company to protect itself against changes in the value of any of the Collateral or changes in the interest rate applicable to the Advances.

“HELOC Mortgage Loan” means a Single-family Mortgage Loan that evidences an open-ended revolving line of credit.

“HUD” means the Department of Housing and Urban Development and any successor thereto.

“Indebtedness” means and includes, without duplication, (1) all items which in accordance with GAAP, consistently applied, would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding shareholders’ equity), (2) Capitalized Rentals under any Capitalized Lease, (3) guaranties, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and (4) indebtedness secured by any mortgage, pledge, security interest or other Lien existing on any property owned by the Person with respect to which indebtedness is being determined, whether or not the indebtedness secured thereby shall have been assumed.

“Indemnified Liabilities” has the meaning set forth in Article 10 hereof.

“Interim Date” has the meaning set forth in Section 4.1(a)(3) hereof.

“Internal Revenue Code” means the Internal Revenue Code of 1986, or any subsequent federal income tax law or laws, as any of the foregoing have been or may from time to time be amended.

“Investor” means FNMA, FHLMC, GNMA, any of the Persons or a financially responsible institution which is acceptable to Lender, in its sole discretion; provided that at any time by written notice to Company Lender may disapprove any Investor in its sole discretion, whether or not that Person has been previously approved as an Investor by Lender.  Upon receipt of such notice, the Persons named in Lender’s notice shall no longer be Investors from and after the date of the receipt of such notice.

“Jumbo Loan” means a Single-family Mortgage Loan whose original principal amount is more than $650,000.00 but not more than $1,500,000.00.

“Loan” means the loan under this Agreement — the sum of all Advances made pursuant to Article 2 of this Agreement — all of which shall be treated and considered as one loan.

“Lender” has the meaning set forth in the first paragraph of this Agreement.

“LIBOR Rate” means a rate of interest equal to the London Interbank Offered Rate for U. S. dollar deposits for an interest period of one month as quoted or published by Telerate, Bloomberg or any other rate quoting service, selected by Lender in its sole discretion for any day during a given month.  In the event such rate ceases to be published or quoted, LIBOR Rate shall mean a comparable rate of interest reasonably selected by Lender.  Lender’s determination of the LIBOR Rate shall be conclusive and binding on the Company, absent manifest error.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Documents” means this Agreement, the Note, and each other document, instrument or agreement executed by the Company or any other Person in connection herewith or therewith, as any of the same may be amended, restated, renewed or replaced from time to time.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Value” means, with respect to any Mortgage Loan, at any time, an amount determined by Lender, in its sole discretion, to be the market value of such Mortgage Loan based upon (a) information then available to Lender regarding quotes to dealers for the purchase of mortgage loans similar to such Mortgage Loan or (b) sales prices actually received by Company for Mortgage Loans sold by Company during the immediately preceding thirty (30) day period similar to such Mortgage Loan.

“Maximum Rate” means the maximum lawful non-usurious rate of interest (if any) that, under Applicable Law, Lender may charge the Company on the Advances from time to time.  To the extent that the interest rate laws of the State of Texas are applicable and unless changed in accordance with law, the applicable rate ceiling shall be the weekly  ceiling determined in accordance with Chapter 303 of the Texas Finance Code, as amended.

“Monthly Average LIBOR Rate” means, with respect to any calendar month, the average of all LIBOR Rates quoted during that month.  In the event (i) the Note is paid in full and the Commitment is terminated prior to a month end; or (ii) the initial Advance hereunder occurs on a date other than the first day of that month on which LIBOR Rates are quoted, the Monthly Average LIBOR Rate shall mean, in the case of clause (i), the average of all LIBOR Rates quoted that month up to and including the last Business Day prior to such payment in full; or, in the case of clause (ii), the average of all LIBOR Rates quoted on the date of the initial Advance through the end of that month.

“Mortgage” means a First Mortgage or Second Mortgage on improved real property containing one-to-four family residences.

“Mortgage-backed Securities” means FHLMC, GNMA or FNMA securities that are backed by Mortgage Loans.

“Mortgage Loan” means any loan evidenced by a Mortgage Note.  A Mortgage Loan, unless otherwise expressly stated herein, means a Single-family Mortgage Loan.

“Mortgage Note” means a note secured by a Mortgage.

“Mortgage Note Amount” means, as of the date of determination, the then outstanding unpaid principal amount of a Mortgage Note.

“Mortgage Pool” means a pool of Mortgage Loans that were warehoused with the Lender, on the basis of which there is to be issued a Mortgage-backed Security.

“Mortgaged Property” means the property, real, personal, tangible or intangible, securing a Mortgage Note.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA  that is maintained for employees of the Company or a Subsidiary of the Company.

“Note” has the meaning set forth in Section 2.3 hereof.

“Notices” has the meaning set forth in Article 9 hereof.

“Obligations” means any and all indebtedness, obligations, and liabilities of the Company to the Lender (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents, or any of them, and any renewals, extensions, modifications, enlargements, reinstatements or rearrangements thereof.

“Obligor” means the Company and any guarantor or other person liable for payment or performance of the Obligations.

“Officer’s Certificate” means a certificate executed on behalf of the Company by its chief financial officer or its treasurer or by such other officer as may be designated herein, in substantially the form of Exhibit “F” hereto.

“Par Value” means, with respect to any Mortgage Loan at the time of any determination, the unpaid principal balance of such Mortgage Loan on such date.

“Participant” has the meaning set forth in Section 12.5 hereof.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and federal and state governments and agencies or regulatory authorities and political subdivisions thereof.

“Plans” has the meaning set forth in Section 5.10 hereof.

“Pledged Mortgages” has the meaning set forth in Section 3.1(a) hereof.

“Pledged Securities” has the meaning set forth in Section 3.1(b) hereof.

“PMI” means any private mortgage insurance company which is acceptable to Lender, in its sole discretion; provided that at any time by written notice to Company, Lender may disapprove any PMI because it has determined in its sole discretion and for any reason that it is no longer comfortable with that Person being a PMI, whether or not that Person has been previously approved as a PMI by Lender.  Upon receipt of such notice, the Persons named in Lender’s notice shall no longer be PMIs from and after the date of receipt of such notice.

“Purchase Agreement” means that certain Mortgage Loan Purchase and Sale Agreement dated as of May 27, 2005by and between the Company and the Lender, as the same may be amended, restated, renewed, extended, or replaced from time to time.

“Purchase Commitment” means (a) a written commitment, in form and substance satisfactory to the Lender, issued in favor of the Company by an Investor pursuant to which that Investor commits to purchase Mortgage Loans or Mortgage-backed Securities of a particular type and yield owned by Company at a committed price, which commitment shall at all times be subject to approval by Lender as to the terms and conditions or (b) a written master commitment or any other written commitment on general terms and conditions approved by the Lender, issued in favor of the Company by an Investor pursuant to which Investor commits to purchase from Company from time to time up to a specified dollar amount of Mortgage Loans without specification of the yield or purchase price of each such Mortgage Loan.

“Redemption Amount” has the meaning set forth in Section 3.5 hereof.

“Relocation Mortgage Loan” means a Single-family Mortgage Loan owned by the Company that (a) is originated by Sirva Relocation, Inc. under its home equity lending program; (b) secured by a First Mortgage; and (c) is underwritten in accordance with standards approved by Lender so that such Mortgage Loan is readily salable to an Investor.

“RICO” means the Racketeer Influenced and Corrupt Organizations Act of 1970, as amended.

“Second Mortgage” means a mortgage or deed of trust which constitutes a second Lien on improved property containing one-to-four family residences.

“Second Mortgage Loan” means a Single-family Mortgage Loan that is secured by a Second Mortgage that (a) has a Combined Loan-to-Value Ratio not greater than one hundred percent (100%) (ratio to be based upon all loans, including such Second Mortgage Loan, secured by the Mortgaged Property securing such Second Mortgage Loan); (b) is underwritten in accordance with standards approved by Lender so that such Mortgage Loan is readily salable to an Investor; and (c) is covered by a Purchase Commitment.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, pursuant to which such Person has the right to service Mortgage Loans.

“Servicing Rights” means (a) the rights, obligations, remedies, powers, and responsibilities of a Person to  service Mortgage Loans owned by that Person, including without limitation the right to collect principal and interest payments, administer escrow accounts, and the right to own and possess loan files and all records, documents, and data relating to such Mortgage Loans, and (b) the obligations, rights, remedies, powers, privileges, benefits and responsibilities of a Person to service Mortgage Notes for GNMA, FNMA or FHLMC under and in accordance with the GNMA Guide, the FNMA Guide and the FHLMC Guide, respectively or for any Investor under any Servicing Contract, including, without limitation, (i) the right to receive servicing fees, termination fees, net sales proceeds, late charges, insufficient fund fees, and other ancillary income relating to the Mortgage Notes (ii) the right to hold and administer the  escrow accounts, and (iii) the right to all loan files, insurance files, tax records, collection records, documents, ledgers, computer printouts, computer tapes and other records, data or information relating to the Mortgage Notes, the escrow accounts or the servicing or otherwise necessary or proper to perform the obligations of servicer.

“Shipped Mortgage Loans” means a Mortgage Loan for which Lender has shipped the related Collateral Documents to an Investor for purchase by such Investor pursuant to a Purchase Commitment.  A Mortgage Loan shall be classified as a Shipped Mortgage Loan for the period beginning on the date the Lender ships the related Collateral Documents to an Investor and ending on the earliest to occur of (a) the date the Lender receives the proceeds of such Mortgage Loan from the Investor, (b) the date the Lender receives the related Collateral Documents from the Investor and (c) thirty (30) days from the date Lender shipped the related Collateral Documents to the Investor.

“Single-family Mortgage Loan” means a Mortgage Loan secured by a Mortgage covering improved real property containing one to four family residences.

“SIRVA” means SIRVA, Inc., a Delaware corporation.

“Statement Date” has the meaning set forth in Section 4.1(a)(3) hereof.

“Subordinated Debt” means, with respect to any Person, all Indebtedness of such Person, for borrowed money, which is, by its terms (which terms shall have been approved by the Lender) or by the terms of a subordination agreement, in form and substance satisfactory to the Lender, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to the Lender.

“Super Jumbo Loan” means a Single-family Mortgage Loan whose original principal amount is more than $1,500,000.00; provided, however, if such Mortgage Loan will be included in Collateral if and only if Lender has approved such Mortgage Loan prior to its pledge.

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tangible Net Worth” means, with respect to any Person at any date, the sum of the total shareholders’ equity in such Person (including capital stock, additional paid-in capital, and retained earnings, but excluding treasury stock, if any), on a consolidated basis; less the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including without limitation, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, franchises, and Servicing Rights, each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.3 hereof; provided that, for purposes of this Agreement, there shall be excluded from total assets, advances or loans to shareholders, officers or Affiliates, investments in Affiliates, assets pledged to secure any liabilities not included in the Debt of such Person and those other assets which would be deemed by HUD to be non-acceptable in calculating adjusted net worth in accordance with its requirements in the Audit Guide for Audit of Approved Non-Supervised Mortgagees”, as in effect as of such date.  For the purposes of calculating the Tangible Net Worth of such Person, Subordinated Debt of such Person shall be excluded from the liabilities of such Person.

“Termination Date” means June 1, 2007, or such earlier date upon which Lender’ obligation to fund shall be terminated pursuant to the terms of this Agreement.

“Texas Finance Code” is defined in the definition of “Applicable Law.”

“Tribunal” means any court or governmental department, commission, board, bureau, agency, or instrumentality of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted and/or existing.

“Unit Collateral Value” means, at the time of any determination, (a) with respect to any Eligible Mortgage Loan that is not a  Relocation Mortgage Loan, HELOC Mortgage Loan, or an Aged Mortgage Loan, an amount equal to ninety-eight percent (98%) of the Collateral Value of such Mortgage Loan as of such date; (b) with respect to any Eligible Mortgage Loan that is a HELOC Mortgage Loan but not an Aged Mortgage Loan, an amount equal to ninety-six percent (96%) of the Collateral Value of such Mortgage Loan as of such date; (c) with respect to any Eligible Mortgage Loan that is a Relocation Mortgage Loan but not an Aged Mortgage Loan, an amount equal to ninety percent (90%) of the Collateral Value of such Mortgage Loan as of such date; (d)  with respect to each Aged Mortgage Loan included in the Collateral (calculated from the date such Mortgage Loan was originally pledged to Lender) for more than 91 days but not in excess of 120 days, an amount equal to ninety percent (90%) of the Collateral Value of such Mortgage Loan as of such date; (e) with respect to each Aged Mortgage Loan included in the Collateral (calculated from the date such Mortgage Loan was originally pledged to Lender) for more than 121 days but not in excess of 150 days, an amount equal to eighty percent (80%) of the Collateral Value of such Mortgage Loan as of such date; (f) with respect to each Aged Mortgage Loan included in the Collateral (calculated from the date such Mortgage Loan was originally pledged to Lender) for more than 151 days but not in excess of 180 days, an amount equal to seventy percent (70%) of the Collateral Value of such Mortgage Loan as of such date; (g) with respect to each Aged Mortgage Loan included in the Collateral (calculated from the date such Mortgage Loan was originally pledged to Lender) for more than 180 days, the Unit Collateral Value of such Mortgage Loan shall be equal to zero, and (i) with respect to any Mortgage Loan that is not an Eligible Mortgage Loan, its Unit Collateral Value shall be zero.

“VA” means the Veterans Administration and any successor thereto.

“VA Loan” means a Single-family Mortgage Loan, payment of which is partially or completely guaranteed by the VA under the Servicemen’s Readjustment Act of 1944 or Chapter 37 of Title 38 of the United States Code or with respect to which there is a current binding and enforceable commitment for such a guaranty issued by the VA or its delegated underwriter.

“Wet Settlement Advance” means a disbursement by a Lender under the Commitment and pursuant to Section 2.2(a) of this Agreement, in respect of the closing or settlement of a Single-family Mortgage Loan, prior to delivery and examination of all Collateral Documents for such Mortgage Loan.

1.2           Other Definitional Provisions.

(a)           Accounting terms not otherwise defined herein shall have the meanings given the terms under GAAP.

(b)           Defined terms may be used in the singular or the plural, as the context requires.

(c)           All references to time of day shall mean the then applicable time in Houston, Texas, unless expressly provided to the contrary.

2.             THE CREDIT.

2.1           The Commitment.

(a)           Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred and is continuing, the Lender agrees, from time to time during the period from the date hereof to and including the Termination Date, to make Advances to the Company, provided, however, the sum of the total aggregate principal amount outstanding at any one time of all such Advances shall not exceed the Commitment Amount. The obligation of the Lender to make Advances hereunder up to but not exceeding the Commitment Amount is hereinafter referred to as the “Commitment”.  Within the Commitment, the Company may borrow, repay and reborrow.  All Advances under this Agreement shall constitute a single indebtedness, and all of the Collateral shall be security for the Note and for the performance of all the Obligations of the Company.

(b)           Advances shall be used by the Company solely for the purpose of funding the acquisition or origination of Eligible Mortgage Loans, as specified in the Advance Request, and none other, and shall be made at the request of the Company in the manner hereinafter provided in Section 2.2, against the pledge of such Mortgage Loans, and such other collateral as is set forth in Section 3.1 hereof as Collateral therefor.  Advances shall also be subject to the following restrictions:

(1)           No Advance shall be made against Mortgage Loans which are not Eligible Mortgage Loans.

(2)           The aggregate amount of Wet Settlement Advances outstanding at any one time shall not exceed an amount equal to forty percent (40%) of the Commitment Amount at any time during the first and last five business days of any calendar month or thirty percent (30%) of the Commitment Amount at any other time during such calendar month..

(3)           The aggregate amount of Advances against Aged Mortgage Loans outstanding at any one time shall not exceed TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00).

(4)           The aggregate amount of Advances against HELOC Mortgage Loans outstanding at any one time shall not exceed TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00).

(5)           The aggregate amount of Advances against all Jumbo Loans and Super Jumbo Loans outstanding at any one time shall not exceed SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00); provided, further however, that in no event shall the aggregate amount of Advances against Super Jumbo Loans outstanding at any one time exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00)..

(c)           No Advance against an Eligible Mortgage Loan shall exceed the following amounts:  (i) with respect to a Credit ”A” Mortgage Loan, an amount equal to ninety-eight percent (98%) of the Collateral Value of such Mortgage Loan determined as of the date is pledged to the Lender; (ii) with respect to a Relocation Mortgage Loan, an amount equal to ninety percent (90%) of the Collateral Value of such Mortgage Loan determined as of the date is pledged to the Lender; and (iii)  with respect to a HELOC Mortgage Loan, an amount equal to ninety-six percent (96%) of the Collateral Value of such Mortgage Loan determined as of the date it is pledged to the Lender.

2.2           Procedures for Obtaining Advances.  The Company may obtain an Advance hereunder subject to the following:

(a)           The Company may obtain an Advance hereunder, subject to the satisfaction of the conditions set forth in Sections 4.1 and 4.2 hereof, upon compliance with the procedures set forth in this Section 2.2 and in Exhibit ”C” attached hereto and made a part hereof.  Requests for Advances shall be initiated by the Company by using the electronic data transmission service provided by the Lender to transmit to the Lender a request for Advance (“Electronic Request”), which shall include all information required by Exhibit ”A” through the Warehouse Management System software provided by the Lender and its licensor, MBMS Incorporated. The Lender shall have the right, on not less than three (3) Business Days’ prior notice to the Company, to modify the Advance Request, Electronic Request, or any exhibits hereto to conform to current legal requirements or Lender practices, and, as so modified, said Advance Request, Electronic Request or exhibits shall be deemed a part hereof.  In consideration of the Lender permitting the Company to make Electronic Requests for Advances utilizing the Warehouse Management System software or Advance Requests by telecopy, the Company covenants and agrees to assume liability for and to protect, indemnify and save the Lender harmless from, any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including attorneys’ fees and expenses of employees, which may be imposed, incurred by or asserted against the Lender by reason of any loss, damage or claim howsoever arising or incurred because of, out of or in connection with (i) any action of the Lender pursuant to Electronic Requests or Advance Requests by telecopy, (ii) the breach of any provisions of this Agreement by the Company, (iii) the transfer of funds pursuant to such Electronic Requests or Advance Requests by telecopy, or (iv) the Lender’s honoring or failing to honor any Electronic Request or Advance Request by telecopy for any reason or no reason whatsoever. The Lender is entitled to rely upon and act upon Electronic Requests or Advance Requests by telecopy, and the Company shall be unconditionally and absolutely estopped from denying (x) the authenticity and validity of any such transaction so acted upon by the Lender once the Lender has advanced funds and has deposited or transferred such funds as requested in any such Electronic Request or Advance Request by telecopy, and (y) the Company’s liability and responsibility therefor.

(1)           In the case of any Wet Settlement Advances, the Company shall follow the procedures and, at or prior to the Lender’s making of such Wet Settlement Advance, shall deliver to the Lender or its designee the documents set forth in Section II of Exhibit ”C” hereto.  In case of Collateral financed through a Wet Settlement Advance, the Company shall cause all Collateral Documents to be delivered to the Lender or its designee within seven (7) Business Days after the date of the Wet Settlement Advance relating thereto.

(2)           Before funding, the Lender and its designee shall have a reasonable time to examine such Advance Request and the Collateral Documents to be delivered prior to such requested Advance, as set forth in the applicable Exhibit hereto, and may reject such of them as do not meet the requirements of this Agreement or of the related Purchase Commitment.  The Advance Request and the Collateral Documents must be received by Lender no later than 2:00 p.m. Houston, Texas time in order for funding to occur the same day provided that all conditions to such Advance have been satisfied.

(b)           To make an Advance, the Lender shall credit the Funding Account upon compliance by the Company with the terms of this Agreement.

2.3           Note.  The Company’s obligation to pay the principal of, and interest on, all Advances made by the Lender shall be evidenced by a promissory note (the “Note”) of the Company dated as of the date hereof, in form of Exhibit ”N” hereto.  The term “Note” shall include all extensions, renewals, increases, and modifications of the Note and all substitutions and replacements therefor.  All terms and provisions of the Note are hereby incorporated herein.

2.4           Interest.

(a)           (1)           Except as provided in Section 2.4(c) below, the unpaid amount of each Advance against Mortgage Loans that are not Relocation Mortgaged Loans or Aged Mortgage Loans shall bear interest, from the date of such Advance until paid in full, at a rate of interest equal to the lesser of (i) the Maximum Rate, or (ii) a floating rate of interest which is equal to 125 basis points (1.25%) per annum over the Monthly Average LIBOR Rate.

(2)           Except as provided in Section 2.4(c) below, the unpaid amount of each Advance outstanding against Relocation Mortgage Loans shall bear interest, from the date of such Advance until paid in full, at a rate of interest equal to the lesser of (i) the Maximum Rate or (ii) a floating rate of interest (“Basic Rate”) which is equal to 250 basis points (2.50%) per annum over the Monthly Average LIBOR Rate.

(3)           Except as provided in Section 2.4(c) below, the unpaid amount of each Advance outstanding against Aged Mortgage Loans shall bear interest, from the date such Mortgage Loans become Aged Mortgage Loans until such Advance is paid in full, at a rate of interest equal to the lesser of (i) the Maximum Rate or (ii) a floating rate of interest (“Basic Rate”) which is equal to 250 basis points (2.50%) per annum over the Monthly Average LIBOR Rate.

(b)           Interest shall be computed on the basis of a 360-day year and applied to the actual number of days elapsed in each interest calculation period and shall be payable monthly in arrears, on the first day of each month, commencing with the first month following the date of this Agreement, and continuing on the 1st day of each calendar month thereafter until the Termination Date when all outstanding and unpaid Advances plus all accrued and unpaid interest shall be due and payable.

(c)           Obligations not paid when due (whether at stated maturity, upon acceleration following the occurrence of an Event of Default or otherwise) shall bear interest, from the date due until paid in full, at a rate of interest (“Default Rate”) at all times equal to the lesser of (i) four percent (4%) per annum over the Basic Rate; or (ii) the Maximum Rate, said interest to be payable on demand by Lender.

2.5           Principal Payments.

(a)           The outstanding unpaid principal amount of all Advances shall be payable in full upon Termination Date.

(b)           The Company shall have the right to prepay the outstanding Advances in whole or in part, from time to time, without premium or penalty.

(c)           The Company shall be obligated to pay to the Lender, without the necessity of prior demand or notice from the Lender, and the Company authorizes the Lender to charge the Funding Account or any other accounts of the Company (excluding any monies held by Company in trust for third parties) in Lender’s possession for the amount of any outstanding Advance against a specific Mortgage Loan upon the earliest occurrence of any of the following events:

(1)           The expiration of ninety (90) days from the date of any Advance for any Mortgage Loan (excluding Aged Mortgage Loans);

(2)           The expiration of thirty (30) days from the date the Mortgage Loan was delivered to an Investor for examination and purchase, without the purchase being made, or upon rejection of the Mortgage Loan as unsatisfactory by an Investor and without such Mortgage Loan being redelivered by such Investor to the Lender and continuing thereafter to qualify as an Eligible Mortgage Loan hereunder;

(3)           The expiration of forty-five (45) days from the date Mortgage Loan is delivered to the certificating custodian acceptable to the Lender for the issuance of a Mortgage-backed Security;

(4)           The expiration of five (5) Business Days from the date a Wet Settlement Advance was made without receipt of all Collateral Documents relating to such Mortgage Loan, or such Collateral Documents, upon examination by the Lender, are found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment;

(5)           The expiration of ten (10) calendar days from the date a Collateral Document in connection with such Mortgage Loan was delivered to the Company for correction or completion, without being returned to the Lender, corrected or completed;

(6)           The Mortgage Loan is not or ceases to be an Eligible Mortgage Loan;

(7)           The expiration of three (3) Business Days after the date on which the related Purchase Commitment, if any, expires, is terminated or otherwise canceled or no longer in full force and effect and the specific Mortgage Loan was not delivered under the Purchase Commitment prior to such termination, expiration or cancellation; and

(8)           Upon sale of the Mortgage Loan.

Upon receipt of such payment by the Lender, such Mortgage Loans or Mortgage-backed Securities shall be considered to have been redeemed from pledge, and the Collateral Documents relating thereto which have not been delivered to the Investor or the pool custodian or pool trustee shall be released by the Lender to the Company.

(d)           With respect to Aged Mortgage Loans, the Company shall be obligated to pay to the Lender (and the Company authorizes the Lender to charge the operating account or any other accounts of the Company [excluding monies held by the Company in trust for third parties] in Lender’s possession for the payment thereof) the principal payments in the amounts and on the dates specified below:

(1)           On the date a Pledged Mortgage becomes an Aged Mortgage Loan, a principal payment in an amount necessary to reduce the outstanding unpaid Advances against such Aged Mortgage Loan to an amount equal to ninety percent (90%) of the Collateral Value of such Aged Mortgage Loan as of such date;

(2)           Thirty (30) days following the date a Pledge Mortgage becomes an Aged Mortgage Loan, a principal payment in an amount necessary to reduce the outstanding unpaid Advances against such Aged Mortgage Loan to an amount equal to eighty percent (80%) of the Collateral Value of such Aged Mortgage Loan as of such date;

(3)           Sixty (60) days following the date a Pledge Mortgage becomes an Aged Mortgage Loan, a principal payment in an amount necessary to reduce the outstanding unpaid Advances against such Aged Mortgage Loan to an amount equal to seventy percent (70%) of the Collateral Value of such Aged Mortgage Loan as of such date;

(4)           Ninety (90) days following the date a Pledge Mortgage becomes an Aged Mortgage Loan, an amount equal to the balance of the aggregate outstanding unpaid Advances against such Aged Mortgage Loan.

2.6           Expiration of Commitment.  Unless extended or terminated earlier as permitted hereunder, the Commitment shall each expire of its own term, and without the necessity of action by the Lender, at the close of business on  the Termination Date.  However, the remainder of this Agreement shall remain in full force and effect until all amounts due on the Obligations have been paid in full.  The Lender has not made, and do not hereby make, any commitment to renew, extend, rearrange or otherwise refinance the outstanding and unpaid principal of the Note or accrued interest thereon.  In the event, however, the Lenders from time to time renew, extend, rearrange, increase and/or otherwise refinance any portion or all of any Obligation and any accrued interest thereon at any time, such refinancing shall be evidenced by appropriate promissory notes in form and substance satisfactory to the Lender and, unless otherwise noted or modified at such time or times by the terms of such promissory note or any agreements executed in connection therewith, any such promissory notes and refinancing evidenced thereby shall be governed in all respects by the terms of this Agreement.

2.7           Method of Making Payments.  Except as otherwise specifically provided herein, all payments hereunder shall be made to the Lender not later than the close of business (Houston time) on the date when due unless such date is a non-Business Day, in which case, such payment shall be due on the first Business Day thereafter, and shall be made in lawful money of the United States of America in immediately available funds.

2.8           Miscellaneous Charges.  At the end of each month during the term of this Agreement, the Company shall pay to the Lender in arrears on or before five (5) days after the later of (a) the end of each calendar month or (b) the Company’s receipt of the Lender’s bill for such monthly period, a transaction fee equal to TWENTY AND NO/100 DOLLARS ($20.00) for each Pledged Mortgage that held by Lender during such month and for which Lender has not previously received a transaction fee, for the handling and administration of Advances and Collateral.  For the purposes hereof, Company shall, at its sole cost and expense, pay all miscellaneous charges and expenses incurred by the Lender in connection with the handling and administration of Advances and Collateral, including, without limitation, all charges for security delivery fees, Lender’s standard wiring fees, and charges for overnight delivery of Collateral to Investors. Miscellaneous charges are due when incurred, but shall not be delinquent if paid within ten (10) days after receipt of an invoice or an account analysis statement from the Lender.

2.9           Bailee.  Lender appoints Company — and Company shall act — as its bailee to (i) hold in trust for Lender (A) the original recorded copy of the mortgage, deed of trust, or trust deed securing each Pledged Mortgage, (B) a mortgagee policy of title insurance (or binding unexpired and unconditional commitment to issue such insurance if the policy has not yet been delivered to Company) insuring the Company’s perfected, first priority Lien (or second priority with respect to Second Mortgage Loans) created by that mortgage, deed of trust, or trust deed, (C) the original insurance policies for each Pledged Mortgage, and (D) all other original documents relating to each Pledged Mortgage, including any promissory notes, any other loan documents, and supporting documentation, surveys, settlement statements, closing instructions, and Mortgage-backed Securities, and (ii) deliver to Lender any of the foregoing items as soon as reasonably practicable upon Lender’s request.

2.10         Restatement.  This Agreement amends and restates the Existing Agreement in its entirety.  All outstanding and unpaid advances under the Existing Agreement and all other sums owing under the Existing Agreement shall continue and be deemed Advances due and owing hereunder and evidenced by the Note.  The Note is given in renewal and extension, but not extinguishment of the outstanding unpaid balances of those certain promissory notes (“Prior Notes”) executed by the Company and delivered to lenders as more particularly described in the Note.  All liens, security interests, and assignments securing the obligations of the Company under the Prior Notes and the Existing Agreement are hereby ratified, confirmed, and brought forward as security for the Obligations, in addition to and cumulative of all other security.

3.             COLLATERAL.

3.1           Grant of Security Interest.  As security for the payment of the Note and for the payment and performance of all of the Company’s Obligations hereunder, the Company hereby assigns and transfers all of its rights, titles and interests in and to and grants a security interest to the Lender in the following described property, whether now owned or hereafter acquired (the “Collateral”):

(a)           All Mortgage Loans which from time to time are delivered or caused to be delivered to the Lender or its designee, come into the possession, custody or control of the Lender for the purpose of assignment or pledge or in respect of which an Advance has been made by the Lender hereunder, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and all Mortgage Loans in respect of which Wet Settlement Advances have been made by the Lender (the “Pledged Mortgages”).

(b)           All Mortgage-backed Securities which are from time to time delivered or caused to be delivered to, or are otherwise in the possession of the Lender, or its designee, its agent, bailee or custodian as assignee or pledged to the Lender, or for such purpose are registered by book-entry in the name of the Lender (the “Pledged Securities”).

(c)           All private mortgage insurance and all commitments issued by the FHA or VA to insure or guarantee any Mortgage Loans included in the Pledged Mortgages; all guaranties related to Pledged Securities; all Purchase Commitments held by the Company covering the Pledged Mortgages or the Pledged Securities and all proceeds resulting from the sale thereof to Investors pursuant thereto; all personal property, contract rights, servicing and servicing fees and income or other proceeds, amounts and payments payable to the Company as compensation or reimbursement, accounts and general intangibles of whatsoever kind relating to the Pledged Mortgages, the Pledged Securities, and all other documents or instruments relating to the Pledged Mortgages, including, without limitation, any interest of the Company in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to the Pledged Mortgages.

(d)           All right, title and interest of the Company in and to all escrow accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the foregoing Collateral) and other information and data of the Company relating to the foregoing Collateral.

(e)           All now existing or hereafter acquired cash delivered to or otherwise in the possession of the Lender or any Lender or its agent, bailee or custodian or designated on the books and records of the Company as assigned and pledged to the Lender.

(f)            All money, property, deposit accounts, accounts, securities, documents, chattel paper, claims, demands, instruments, items or deposits of the Company now held or hereafter coming within Lender’s custody or control, including, without limitation, the Funding Account.

(g)           All Accounts, Chattel Paper, Instruments, General Intangibles, Certificated Securities, Uncertificated Securities, and Investment Property, as those terms are defined in the Texas Uniform Commercial Code, arising from or relating to any of the foregoing Collateral.

(h)           All cash and non-cash proceeds of the foregoing Collateral, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the foregoing Collateral, and all products and proceeds of the foregoing Collateral, together with whatever is receivable or received when the foregoing Collateral or proceeds thereof are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including, without limitation, all rights to payment with respect to any cause of action affecting or relating to the foregoing Collateral or proceeds thereof.

3.2           Security Interest in Mortgage-backed Securities.  The Company’s ability to convert Mortgage Loans that are within the Collateral to Mortgage-backed Securities  are subject to the following conditions:

(a)           Pledged Mortgages that are to be transferred to a pool custodian in connection with the issuance of Mortgage-backed Securities, shall be released from the security interest granted hereunder only against payment to the Lender of the amount due in connection with such Pledged Mortgages as determined in accordance with Section 3.5 of this Agreement or against the issuance of such Mortgage-backed Securities and the continuation of the Lender’s first priority, perfected security interest in such Mortgage-backed Securities and the proceeds thereof until payment due the Lender, in respect of said Pledged Mortgages is made to the Lender.

(b)           In the case of Mortgage-backed Securities created from Pledged Mortgages, the Lender shall have the exclusive right to the possession of the Mortgage-backed Securities or, if the Mortgage-backed Securities are not to be issued in certificated form, shall have the right to have the book entries for the Mortgage-backed Securities issued in the Lender’s name or the name or names of its designees.  Lender shall cause delivery of the Mortgage-backed Securities to be made to the Investor or the book entries registered in the name of the Investor or the Investor’s designee only against payment therefor.  The Company acknowledges that the Lender may enter into one or more standing arrangements with other financial institutions for the issuance of Mortgage-backed Securities in book entry form in the name of such other financial institutions, as agent for the Lender, and the Company agrees upon request of the Lender, to execute and deliver to such other financial institutions the Company’s written concurrence in any such standing arrangements.

3.3           Delivery of Collateral Documents.  The Lender or its designee exclusively shall deliver Pledged Mortgages or Pledged Securities to (a) an Investor that has issued a Purchase Commitment with respect thereto for its examination and purchase, or (b) an Approved Custodian for purposes of examination or delivery in connection with the issuance of Mortgage-backed Securities.  In such cases where the Lender must deliver documents to an Investor or Approved Custodian, the Lender must receive signed shipping instructions (in the form of Exhibit ”D” attached hereto), no later than 2:00 p.m. Houston, Texas time one (1) Business Day prior to the expiration of the appended Purchase Commitment, in addition to any other documents listed in Section III of Exhibit “C” in respect of the issuance of Mortgage-backed Securities.  If shipping instructions are received by Lender before 2:00 p.m. Houston, Texas time of any Business Day, Lender will ship the documents together with the Bailee Letter (in form of Exhibit “K”) to the Investor or Approved Custodian on the same Business Day, otherwise Lender will ship the documents the next Business Day following receipt of shipping instructions.  In any case in which an Advance has been made hereunder against Pledged Mortgages, based on the existence of a Purchase Commitment covering such Pledged Mortgages, the Company agrees that such Pledged Mortgages will not be placed in any mortgage pool other than an Eligible Mortgage Pool, unless such Pledged Mortgages have been redeemed from pledge as permitted hereunder or other arrangements, satisfactory to the Lender in its sole discretion, have been made for the redemption of such Pledged Mortgages from pledge hereunder.  The Lender may deliver any document relating to the Collateral to the Company for correction or completion against a trust receipt in the form of Exhibit “E” attached hereto executed by the Company.  The Company hereby represents and warrants to and agrees with the Lender that any request by the Company for release of the Collateral consisting of or relating to Mortgage Loans to the Company shall be solely for the purposes of correcting clerical or non-substantial  documentation problems in preparation for returning such Collateral to the Lender for ultimate sale or exchange and the aggregate Collateral Value of the Collateral released to the Company pursuant to this Section 3.3 will not exceed FIVE  HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00); the Company shall request such release in compliance with all of the terms and conditions of such release set forth herein; and the Company will return to the Lender such documentation released to the Company pursuant to this Section 3.3 within ten (10) calendar days after such delivery.

3.4           Mandatory Prepayment.  At any time that the aggregate sum of the Unit Collateral Values of all Pledged Mortgages is less than the aggregate amount of the Advances then outstanding hereunder, the Lender shall request and the Company shall immediately after Notice by the Lender repay the Advances in an amount sufficient to reduce the aggregate balance thereof outstanding to an amount equal to or below the aggregate Unit Collateral Values of all Pledged Mortgages.  If at any time or from time to time any of the limitations of Section 2.1(b) hereof are exceeded, the Company shall immediately pay to the Lender the amount of such excess for application to the principal balance of the Note.

3.5           Right of Redemption from Pledge.  So long as no Event of Default has occurred, the Company may redeem a Mortgage Loan or Mortgage-backed Security, by notifying the Lender of its intention to redeem such Mortgage Loan or Mortgage-backed Security, from pledge and by paying, or causing an Investor to pay, to the Lender, for application to prepayment of the principal balance of the Note as determined by the Lender in its reasonable discretion, an amount

(the “Redemption Amount”) equal to the aggregate amount of the outstanding, unpaid Advances made with respect to or relating to such Mortgage Loan or Mortgage-backed Security.

3.6           Collection and Servicing Rights.  So long as no Event of Default shall have occurred, the Company shall have a revocable and nontransferable license to service and receive and collect directly all sums payable to the Company in respect of the Collateral other than proceeds of any Purchase Commitment or proceeds of the sale of any Collateral.  Following the occurrence of any Event of Default, the Lender or its designee may revoke such license by notice to the Company (or its successor, trustee, or receiver) whereupon the Company’s rights to so service the Collateral shall terminate.  Lender or its designee shall thereafter be entitled to service and receive and collect all sums payable to the Company in respect of the Collateral, and in such case (a) the Lender or its designee in its discretion may, in its own name or in the name of the Company or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so and (b) the Company shall, if the Lender so requests, forthwith deliver the credit files and the servicing files for the Collateral to the Lender or its designee and pay to the Lender, at its principal office all amounts thereafter received by the Company upon or in respect of any of the Collateral, advising the Lender as to the source of such funds.

3.7           Return or Release of Collateral at End of Commitment.  If (a) the Commitment shall have expired or been terminated, and (b) no Advances, interest or other Obligations evidenced by the Loan Documents or due under this Agreement shall be outstanding and unpaid, the Lender shall deliver or release all Collateral in its possession to the Company.  The receipt of the Company for any Collateral released or delivered to the Company pursuant to any provision of this Agreement shall be a complete and full acquittance for the Collateral so returned, and the Lender shall thereafter be discharged from any liability or responsibility therefor.

4.             CONDITIONS PRECEDENT.

4.1           Initial Advance.  The obligation of the Lender to make any Advance under this Agreement is subject to the satisfaction, in the sole discretion of the Lender, on or before the date thereof, of the following conditions precedent:

(a)           The Lender shall have received the following, all of which must be satisfactory in form and content to the Lender, in its sole discretion:

(1)           The Loan Documents dated as of the date hereof duly executed by the Company;

(2)           A certificate of corporate resolutions by the corporate secretary of the Company in the form of Exhibit “J” attached hereto certifying the resolutions authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and all other instruments or documents to be delivered by the Company pursuant to this Agreement;

(3)           Financial statements of the Company (and its Subsidiaries, on a consolidated basis) containing a balance sheet as of December 31, 2005 (the “Statement Date”) and related statements of income, changes in stockholders’

equity and cash flows for the period ended on the Statement Date and a balance sheet as of March 31, 2006 (“Interim Date”) and related statement of income for the period ended on the Interim Date, all prepared in accordance with GAAP applied on a basis consistent with prior periods and in the case of the statements as of the Statement Date, audited by independent certified public accountants of recognized standing acceptable to the Lender, together with an Officer Certificate prepared as of the Interim Date and executed by the president or chief financial officer of the Company; and

(4)           A favorable written opinion of counsel to the Company, dated as of June 1, 2006 in form and substance satisfactory to the Lender, addressed to the Lender.

4.2           Each Advance.  The obligation of the Lender to make any Advance under this Agreement is subject to the satisfaction, in the sole discretion of the Lender, as of the date of each such Advance, of the following additional conditions precedent:

(a)           In connection with an Advance, the Company shall have delivered to the Lender the Advance Request or the Electronic Request, Collateral Documents, and documents required under and shall have satisfied the procedures set forth in Section 2.2 and Exhibit “C”.  All items delivered to the Lender or its designee shall be satisfactory to the Lender in form and content, and the Lender may reject such of them as do not meet the requirements of this Agreement or of the related Purchase Commitment.

(b)           The representations and warranties of the Company contained in Article 5 hereof shall be accurate and complete in all material respects as if made on and as of the date of each Advance.

(c)           The Company shall have performed all agreements to be performed by it hereunder and, as of the date of the Advance Request, and after giving effect to the requested Advance, there shall exist no Default or Event of Default hereunder.

(d)           The Company shall not have incurred any material liabilities, direct or contingent, except as approved by Lender in writing or permitted by Section 7.18, since the dates of the Company’s most recent financial statements theretofore delivered to the Lender.

(e)           Such additional documents, instruments, and information as Lender or its legal counsel may reasonably require, including, without limitation, all documents, instruments and information required pursuant to Section 4.1 of this Agreement.

Acceptance of the proceeds of the requested Advance by the Company shall be deemed a representation by the Company that all conditions set forth in this Article 4 shall have been satisfied as of the date of such Advance.

5.             REPRESENTATIONS AND WARRANTIES.

The Company hereby represents and warrants to the Lender, as of the date of this Agreement and (unless otherwise notified in writing by the Company and Lender, in its sole discretion, approves in writing) as of the date of each Advance Request and the making of each Advance, that:

5.1           Organization; Good Standing; Subsidiaries.  The Company and each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the full legal power and authority to own its property and to carry on its business as currently conducted and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of the Company or any such Subsidiary.  For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its incorporation and in each jurisdiction in which the Company transacts business.  The Company has no Subsidiaries except as set forth on Exhibit “G” hereto.  Exhibit ”G” sets forth with respect to each such Subsidiary, its name, address, place of incorporation, each state in which it is qualified as a foreign corporation, and the percentage ownership of the Company in such Subsidiary.

5.2           Authorization and Enforceability.  The Company has all requisite corporate power and authority to execute, deliver, create, issue, comply and perform this Agreement, the Note and all other Loan Documents to which the Company is party and to make the borrowings hereunder.  The execution, delivery and performance by the Company of this Agreement, the Note and all other Loan Documents to which the Company is party and the making of the borrowings hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of the Company (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not conflict with or violate any provision of law or of the articles of incorporation or by-laws of the Company, conflict with or result in a breach of or constitute a default or require any consent under any contracts to which Company is a party, or result in the creation of any Lien upon any property or assets of the Company other than the Lien on the Collateral granted hereunder, or result in or require the acceleration of any Indebtedness of the Company pursuant to any agreement, instrument or indenture to which the Company is a party or by which the Company or its property may be bound or affected.  This Agreement, the Note and all other Loan Documents contemplated hereby or thereby constitute legal, valid, and binding obligations of the Company, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights generally.

5.3           Financial Condition.  The balance sheet of the Company provided to Lender pursuant to Section 4.1(a)(3) hereof (and if applicable, its Subsidiaries, on a consolidating and consolidated basis) as at the Statement Date, and the related statements of income, changes in stockholders’ equity, and cash flows for the fiscal year ended on the Statement Date, heretofore furnished to the Lender, fairly present the financial condition of the Company and its Subsidiaries as at the Statement Date and the Interim Date and the results of its and their operations for the fiscal period ended on the Statement Date and the Interim Date.  The Company had, on the Statement Date and the Interim Date, no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Company except as heretofore disclosed to the Lender in writing.  Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.  Since the Interim Date, there has been no material adverse change in the business, operations, assets or financial condition of the Company or its Subsidiaries, nor is the Company aware of any state of facts particular to the Company which (with or without notice or lapse of time or both) would or could result in any such material adverse change.

5.4           Litigation.  Except as disclosed on Exhibit “H”, there are no actions, claims, suits or proceedings pending, or to the knowledge of the Company, threatened or reasonably anticipated against or affecting the Company  or any Subsidiary of the Company in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency which, if adversely determined, may reasonably be expected to result in any material and adverse change in the business, operations, assets or financial condition of the Company or any of Company’s Subsidiaries, as a whole.

5.5           Compliance with Laws.  To the knowledge of Company, neither the Company  nor any Subsidiary of the Company is in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority which might have a material adverse effect on the business, operations, assets or financial condition of the Company  or any of Company’s Subsidiaries, as a whole.

5.6           Regulation U.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Advances made hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

5.7           Investment Company Act.  Neither the Company nor any of its Subsidiaries is  an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.8           Agreements.  Neither the Company nor any Subsidiary of the Company is a party to any agreement, instrument or indenture, or subject to any restriction, materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 5.3 hereof.  The Company and each Subsidiary of the Company are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties or financial condition of the Company as a whole.  No holder of any Indebtedness of the Company or of any of its Subsidiaries has given notice of any alleged default thereunder or, if given, the same has been cured or will be cured by Company within the cure period provided therein, and no liquidation or dissolution of the Company or any of its Subsidiaries  and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Company or any of its Subsidiaries or any of their respective properties is pending, or to the knowledge of the Company, threatened.

5.9           Title to Properties.  The Company and each Subsidiary of the Company has good, valid, insurable (in the case of real property) and marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 5.3 hereof, and all such properties and assets are free and clear of all Liens except as disclosed in such financial statements (other than Collateral which shall be free and clear of all Liens other than those held by Lender), as approved by Lender in writing, or permitted pursuant to this Agreement.

5.10         ERISA.  All plans (“Plans”) of a type described in Section 3(3) of ERISA in respect of which the Company  or any Subsidiary of the Company is an “Employer,” as defined in Section 3(5) of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Section 412 of the Internal Revenue Code, and neither the Company nor any Subsidiary of the Company has incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to Sections 4062, 4063, 4064, 4201 or 4204 of ERISA; and no proceedings have been instituted to terminate any such Plan, and no condition exists which presents a material risk to the Company or a Subsidiary of the Company of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Sections of ERISA.  No Plan or trust forming a part thereof has been terminated since December 1, 1974.

5.11         Eligibility.  The Company has all requisite corporate power and authority and all necessary licenses, permits, franchises and other authorizations to own and operate its property and to carry on its business as now conducted.  If approved now or hereafter as a lender or seller/servicer for any one or more of the governmental agencies as set forth below, the Company will remain at all times approved and qualified and in good standing and meet all requirements applicable to such status:

(a)           FNMA approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell, and service Mortgage Loans to be sold to FNMA.

(b)           FHLMC approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell, and service Mortgage Loans to be sold to FHLMC.

(c)           GNMA approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell, and service Mortgage Loans to be sold to GNMA.

(d)           HUD approved lender, eligible to originate, purchase, hold, sell and service FHA-insured Mortgage Loans.

(e)           VA lender in good standing under the VA loan guarantee program eligible to originate, purchase, hold, sell, and service VA-guaranteed Mortgage Loans.

(f)            A lender in good standing with any Investor.

5.12         Special Representations Concerning Collateral.  The Company hereby represents and warrants to the Lender, as of the date of this Agreement and as of the date of each Advance, that:

(a)           The Company is the legal and equitable owner and holder, free and clear of all Liens (other than Liens granted hereunder), of the Pledged Mortgages and the Pledged Securities.  All Pledged Mortgages, Pledged Securities, and Purchase Commitments have been duly authorized and validly granted or issued to the Company, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been validly pledged or assigned to the Lender, subject to no other Liens.

(b)           The Company has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it hereunder.

(c)           Any Mortgage Loan and related documents included in the Pledged Mortgages (1) has been duly executed and delivered by the parties thereto at a closing held not more than twenty-five (25) days prior to such date; (2) has been made in compliance with all requirements of the Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, the federal Truth-In-Lending Act, the Financial Institutions Reform, Recovery and Enforcement Act, and all other applicable laws and regulations; (3) is valid and enforceable in accordance with its terms, without defense or offset; (4) has not been modified or amended except in writing, which writing is part of the Collateral Documents, nor any requirements thereof waived; and (5) complies with the terms of this Agreement and, if applicable, with the related Purchase Commitment held by the Company.  Each Mortgage Loan has been fully advanced in the face amount thereof and each First Mortgage creates a Lien on the premises described therein; each Second Mortgage is a second Lien on the premises described therein, and each Mortgage Loan has or will have a title insurance policy, in American Land Title Association form or equivalent thereof, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage and meeting the usual requirements of Investor purchasing such Mortgage Loans.

(d)           No monetary default, nor, to the knowledge of the Company, any event which, with notice or lapse of time or both, would become a default, has occurred and is continuing under any Mortgage Loan included in the Pledged Mortgages; provided, however, that, with respect to Pledged Mortgages which have already been pledged as Collateral hereunder, if any such default or event has occurred, the Company will promptly notify the Lender and the same shall not have continued for more than sixty (60) days.

(e)           The Company has complied with all laws, rules and regulations in respect of the FHA insurance or VA guarantee of each Mortgage Loan included in the Pledged Mortgages designated by the Company as an FHA insured or VA guaranteed Mortgage Loans, and such insurance or guarantee is in full force and effect.  All such FHA insured and VA guaranteed Mortgage Loans comply in all respects with all applicable requirements for purchase under the FNMA standard form of selling contract for FHA insured and VA guaranteed loans and any supplement thereto then in effect.

(f)            All fire and casualty policies covering Mortgaged Property encumbered by a Pledged Mortgage (1) name the Company and its successors and assigns as the insured under a standard mortgagee clause, (2) are and will continue to be in full force and effect, and (3) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available, as well as insurance against flood hazards if the same is required by FHA or VA.

(g)           Pledged Mortgages encumbering Mortgaged Property located in a special flood hazard area designated as such by the Secretary of HUD are and shall continue to be covered by special flood insurance under the National Flood Insurance Program.

(h)           Each FHA insured Mortgage Loan pledged hereunder meets all applicable governmental requirements for such insurance.  Each Mortgage Loan, against which an Advance is made on the basis of a Purchase Commitment meets all requirements of such Purchase Commitment.  The Company shall assure that Mortgage Loans pledged pursuant to this Agreement and intended to be used in the formation of Mortgage-backed Securities shall comply, or prior to the formation of any such Mortgage-backed Security, shall comply with the requirements of the governmental instrumentality, department or agency guaranteeing such Mortgage-backed Security.

(i)            For Pledged Mortgages which will be used to secure GNMA Mortgage-backed Securities, the Company has received from GNMA a Confirmation Notice or Confirmation Notices for Request Additional Commitment Authority and for Request Pool Numbers, and there remains available thereunder a commitment on the part of GNMA sufficient to permit the issuance of GNMA Mortgage-backed Securities in an amount at least equal to the amount of such Pledged Mortgages designated by the Company as the Mortgage Loans to be used to  secure such GNMA Mortgage-backed Securities; each such Confirmation Notice is in full force and effect; each of such Pledged Mortgages has been assigned by the Company to one of such Pool Numbers and a portion of the available GNMA Commitment has been allocated thereto by the Company, in an amount at least equal to the principal amount of each Mortgage Note  secured by such Pledged Mortgages; and each such assignment and allocation has been reflected in the books and records of the Company.

(j)            Each Pledged Mortgage in excess of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) is supported by an appraisal that meets the appraisal requirements of FNMA or FHLMC (in the case of residential Mortgaged Property), or the Office of Thrift Supervision for the type of Mortgaged Property securing that Pledged Mortgage; or, alternatively, such Pledged Mortgage is eligible for purchase or is guaranteed or insured by a U.S. Government agency or a U.S. Government sponsored enterprise.

5.13         RICO.  The Company is not in violation of any laws, statutes or regulations, including, without limitation, RICO, which contain provisions which could potentially override Lender’s security interest in the Collateral.

5.14         Proper Names.  The Company does not operate in any jurisdiction under a trade name, division, division name or name other than those names set forth on Exhibit “I” attached hereto and all such names included on Exhibit “I” are utilized by the Company only in the jurisdictions listed therein.

5.15         Direct Benefit From Loans.  The Company has received, or, upon the execution and funding thereof, will receive (a) direct and indirect benefit from the making and execution of this Agreement and the other Loan Documents to which it is a party, and (b) fair and independent consideration for the entry into, and performance of, this Agreement and the other Loan Documents to which it is a party.  Contemporaneously with the disbursements of each Advance by the Lender to the Company, all such proceeds will be used to finance the origination or purchase of Eligible Mortgage Loans.

5.16         Loan Documents Do Not Violate Other Documents.  Neither the execution and delivery by the Company of this Agreement or any other Loan Document to which it is a party nor the consummation of the transactions herein and therein contemplated, nor the performance of, or compliance with, the terms and provisions hereof and thereof, does or will contravene, breach or conflict with any provision of either of its articles of incorporation or by-laws, or any applicable law, statute, rule or regulation or any judgment, decree, writ, injunction, franchise, order or permit applicable to the Company or its assets or properties, or does or will conflict or be inconsistent with, or does or will result in any breach or default of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, or other instrument to which the Company is a party or by which the Company or any of its property may be bound, the contravention, conflict, inconsistency, breach or default of which will have a materially adverse effect on the Company’s condition, financial or otherwise, or affect its ability to perform, promptly and fully, its obligations hereunder or under any of the other Loan Documents.

5.17         Consents Not Required.  Except for those consents  that have already been obtained and delivered to Lender or required as a condition to any Advance hereunder, no consent of any Person and no consent, license, permit, approval, or authorization of, exemption by, or registration or declaration with, any Tribunal is required in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or any of the Loan Documents by the Company.

5.18         Material Fact Representations.  Neither the Loan Documents nor any other agreement, document, certificate, or written statement furnished to the Lender by or on behalf of the Company in connection with the transactions contemplated in any of the Loan Documents contains any untrue statement of a material adverse fact.  There are no material adverse facts or conditions relating to the making of the Commitment, any of the Collateral, and/or the financial condition and business of the Company known to the Company which have not been fully disclosed, in writing, to the Lender, it being understood that this representation is made as of, and shall be limited to the date of this Agreement.  All writings heretofore or hereafter exhibited or delivered to the Lender by or on behalf of the Company are and will be genuine and what they purport to be.

5.19         Place of Business.  The principal place of business of the Company is 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124 and the chief executive office of the Company and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is located at the address set forth for the Company in Section 9 hereof.

5.20         Use of Proceeds; Business Loans.  The Company will use the proceeds of the Advances made pursuant to the Commitment solely as follows, and for no other purpose:  finance the origination and purchase of Eligible Mortgage Loans.  All loans evidenced by the Note are and shall be “business loans”, as such term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended, and such loans are for business or commercial purposes and not primarily for personal, family, household or agricultural use, as such terms are used or defined in Texas Revised Civil Statutes, Texas Finance Code, Regulation Z promulgated by the Board of Governors of the Federal Reserve System, and Titles I and V of the Consumer Credit Protection Act.  Section 346 of the Texas Finance Code which regulates revolving loans and revolving triparty accounts shall not apply to this Agreement.

5.21         No Undisclosed Liabilities.  Other than as approved by Lender, in writing or permitted in Section 7.18 hereof, the Company does not have any liabilities or Indebtedness, direct or contingent, except for liabilities or Indebtedness which, in the aggregate, do not exceed TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00).

5.22         Tax Returns and Payments.  All federal, state and local income, excise, property and other tax returns required to be filed with respect to Company’s operations and those of its Subsidiaries in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct; all taxes, assessments, fees and other governmental charges upon the Company, and Company’s Subsidiaries and upon its property, income or franchises, which are due and payable have been paid, including, without limitation, all FICA payments and withholding taxes, if appropriate, other than those which are being contested in good faith by appropriate proceedings, diligently pursued and as to which the Company has established adequate reserves determined in accordance with GAAP, consistently applied.  The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in Section 5.3 hereof are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of the Company and its Subsidiaries,  accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which the Company,  and Company’s Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.

5.23         Subsidiaries.  The Company has not issued, and does not have outstanding, any warrants, options, rights or other obligations to issue or purchase any shares of its capital stock or other securities.  The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

5.24         Holding Company.  The Company is not a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.             AFFIRMATIVE COVENANTS.

The Company hereby covenants and agrees with the Lender that, so long as the Commitment is outstanding or there remain any Obligations of the Company to be paid or performed under this Agreement or under any other Loan Document, the Company shall:

6.1           Payment of Note.  Punctually pay or cause to be paid the principal of, interest on and all other amounts payable hereunder and under the Note in accordance with the terms thereof.

6.2           Financial Statements and Other Reports.  Deliver or cause to be delivered to the Lender:

(a)           As soon as available and in any event within thirty (30) days after the end of each calendar month, statements of income and changes in stockholders’ equity and cash flow of the Company and, if applicable, Company’s Subsidiaries, on a consolidated and consolidating basis for the immediately preceding month, and related balance sheet as at the end of the immediately preceding month, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by the president and chief financial officer of the Company, subject, however, to year-end audit adjustments.

(b)           As soon as available and in any event within ninety (90) days after the close of each fiscal year: statements of income, changes in stockholders’ equity and cash flows of the Company, and, if applicable, Company’s Subsidiaries, on a consolidated and consolidating basis for such year, the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to the Lender and prepared by an accounting firm reasonably satisfactory to the Lender, or other independent certified public accountants of recognized standing selected by the Company and acceptable to the Lender, as to said financial statements and a certificate signed by the president and chief financial officer of the Company stating that said financial statements fairly present the financial condition and results of operations of the Company and, if applicable, Company’s Subsidiaries as at the end of, and for, such year.

(c)           Together with each delivery of financial statements required in this Section 6.2, an Officer’s Certificate by the president, chief financial officer, or other officer of the Company acceptable to the Lender.

(d)           With respect to Aged Mortgage Loans, copies of the complete credit and collateral file relating each Aged Mortgage Loan, an updated title opinion covering the Mortgaged Property securing each Aged Mortgage Loan issued inform and substance acceptable to Lender and issued by a title company acceptable to Lender, a current appraisal or brokers price opinion certifying the current market value of the Mortgaged Property securing each Aged Mortgage Loan in form and substance acceptable to Lender and such other information or documentation relating to the borrowers or Mortgaged Property of each Aged Mortgage Loan, all of the foregoing to be provided as the Lender in its discretion may request at any time or from time to time and at the sole cost and expense of the Company.

(e)           Reports in respect of the Pledged Mortgages and Pledged Securities, in such detail and at such times as the Lender in its discretion may request at any time or from time to time, including, without limitation, a monthly pipeline report in form satisfactory to Lender, to be delivered with the monthly financial statements required in Section 6.2(a).

(f)            Copies of all regular or periodic financial and other reports, if any, which the Company shall file with the Securities and Exchange Commission or any governmental agency successor thereto and copies of any audits completed by GNMA, FHLMC, or FNMA.  Copies of the Mortgage Bankers’ Financial Reporting Forms (FNMA Form 1002) which the Company shall have filed with FNMA.

(g)           From time to time, with reasonable promptness, such further information regarding the business, operations, properties or financial condition of the Company as the Lender may reasonably request.

6.3           Maintenance of Existence; Conduct of Business.  Preserve and maintain its corporate existence in good standing and all of its rights, privileges, licenses and franchises necessary in the normal conduct of its business, including, without limitation, its eligibility as lender, seller/servicer and issuer described under Section 5.11 hereof; conduct its business in an orderly and efficient manner; maintain a net worth of acceptable assets as required by HUD at any and all times for maintaining the Company’s status as a FHA approved mortgagee; and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement.

6.4           Compliance with Applicable Laws.  Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could materially adversely affect its business, operations, assets, or financial condition, except where contested in good faith and by appropriate proceedings, and with sufficient reserves established therefor.

6.5           Inspection of Properties and Books.  Permit authorized representatives of the Lender to (a) discuss the business, operations, assets and financial condition of the Company and Company’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, and (b) inspect all of the Company’s property and all related information and reports at the expense of such Lender or Lender, as applicable, all at such reasonable times as the Lender may request.  The Company will provide its accountants with a copy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of the

Lender or any authorized representatives of the Lender may address to them in reference to the financial condition or affairs of the Company and Company’s Subsidiaries.  The Company may have its representatives in attendance at any meetings between the officers or other representatives of the Lender and the Company accountants held in accordance with this authorization.

6.6           Notice.  Give prompt written notice to the Lender of (a) any action, suit or proceeding instituted by or against the Company or any of its Subsidiaries in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign) which action, suit or proceeding has at issue in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (except for normal collection and foreclosure proceedings initiated by the Company in connection with a Mortgage Loan or any other Mortgage loan), or any such proceedings threatened against the Company, or any of Company’s Subsidiaries in writing containing the details thereof, (b) the filing, recording or assessment of any federal, state or local tax Lien against it, or any of its assets or any of its Subsidiaries, (c) the occurrence of any Event of Default hereunder or the occurrence of any Default and continuation thereof for five (5) days, (d) the suspension, revocation or termination of the Company’s eligibility, in any respect, as approved lender, seller/servicer or issuer as described under Section 5.11 hereof, (e) the transfer, loss or termination of any Servicing Contract to which the Company is a party, or which is held for the benefit of the Company, and the reason for such transfer, loss or termination, if known to the Company, and (f) any other action, event or condition of any nature which may lead to or result in a material adverse effect upon the business, operations, assets, or financial condition of the Company or Company’s Subsidiaries or which, with or without notice or lapse of time or both, would constitute a default under any other agreement instrument or indenture to which the Company is a party or to which the Company its properties or assets may be subject.

6.7           Payment of Debt, Taxes, etc.  Pay and perform all obligations and Indebtedness of the Company, and cause to be paid and performed all obligations and Indebtedness of its Subsidiaries  in accordance with the terms thereof and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon the Company  or its Subsidiaries,  or upon their respective income, receipts or properties before the same shall become past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that the  Company and its Subsidiaries shall not be required to pay obligation, Indebtedness, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which the Company or its Subsidiaries shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings which are being reasonably and diligently pursued if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending, and provided further that book reserves adequate under generally accepted accounting principles shall have been established with respect thereto and provided further that the owing Person’s title to, and its right to use, its property is not materially adversely affected thereby.

6.8           Insurance.  Maintain (a) errors and omissions insurance or Mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as satisfy prevailing FNMA and FHLMC requirements applicable to a qualified Mortgage originating institution, and (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies approved by the Lender, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity; and (c) within thirty (30) days after notice from the Lender, obtain such additional insurance as the Lender shall reasonably require, all at the sole expense of the Company.  Copies of such policies shall be furnished to the Lender without charge upon obtaining such coverage or any renewal of or modification to such coverage.

6.9           Closing Instructions.  Indemnify and hold the Lender harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of a title insurance company, agent or attorney to comply with the disbursement or instruction letter or letters of the Company or of the Lender relating to any Mortgage Loan.  The Lender shall have the right to pre-approve the closing instructions of the Company to the title insurance company, agent or attorney in any case where the Mortgage Loan to be created at settlement is intended to be warehoused by the Company pursuant hereto.

6.10         Other Loan Obligations.  Perform all obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which the Company is bound or to which any of its property is subject, and promptly notify the Lender in writing of a declared default under or the termination, cancellation, reduction or non-renewal of any of its other lines of credit or financing agreements with any other lender.  Exhibit “B” hereto is a true and complete list of all such lines of credit or financing agreements as of the date hereof.

6.11         Use of Proceeds of Advances.  Use the proceeds of each Advance solely for the purpose of financing or purchasing Eligible Mortgage Loans.

6.12         Special Affirmative Covenants Concerning Collateral.

(a)           Warrant and defend the right, title and interest of the Lender in and to the Collateral against the claims and demands of all Persons whomsoever.

(b)           Service or cause to be serviced all Pledged Mortgages in accordance with the standard requirements of the issuers of Purchase Commitments covering the same and all applicable FHA and VA requirements, including without limitation taking all actions necessary to enforce the obligations of the obligors under such Mortgage Loans.  The Company shall service or cause to be serviced all Mortgage Loans backing Pledged Securities in accordance with applicable governmental requirements and issuers of Purchase Commitments covering the same.  The Company shall hold all escrow funds collected in respect of Pledged Mortgages and Mortgage Loans backing Pledged Securities in trust, without commingling the same with non-custodial funds, and apply the same for the purposes for which such funds were collected.

(c)           Execute and deliver to the Lender such Uniform Commercial Code financing statements with respect to the Collateral as the Lender may request.  The Company shall also execute and deliver to the Lender such further instruments of sale, pledge or assignment or transfer, and such powers of attorney, as required by the Lender to secure the Collateral, and shall do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Lender under this Agreement.  The Lender shall have all the rights and remedies of a secured party under the Uniform Commercial Code of Texas, or any other applicable law, in addition to all rights provided for herein.

(d)           Notify the Lender within two (2) Business Days after receipt of notice from an Investor of any default under, or of the termination of, any Purchase Commitment relating to any Pledged Mortgage, Eligible Mortgage Pool or Pledged Security.

(e)           Promptly comply in all respects with the terms and conditions of all Purchase Commitments, and all extensions, renewals and modifications or substitutions thereof or thereto.  The Company will cause to be delivered to the Investor the Pledged Mortgages and Pledged Securities to be sold under each Purchase Commitment not later than the expiration thereof.

(f)            Maintain, at its principal office or in a regional office approved by the Lender, or in the office of a computer service bureau engaged by the Company and approved by the Lender, and, upon request, shall make available to the Lender the originals, or copies in any case where the originals have been delivered to the Lender or to an Investor, of its Mortgage Notes and Mortgages included in Collateral, Mortgage-backed Securities delivered to the Lender as Pledged Securities, Purchase Commitments, and all related Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

6.13         Cure of Defects in Loan Documents.  Promptly cure and cause to be promptly cured any defects in the creation, issuance, execution and delivery of this Agreement and the other Loan Documents; and upon request of the Lender and at the Company’s expense, the Company will promptly execute and deliver, and cause to be executed and delivered, to the Lender or its designee, all such additional documents, agreements and/or instruments in compliance with or in accomplishment of the covenants and agreements of this Agreement and the other Loan Documents, and/or to create, perfect, preserve, extend and/or maintain any and all Liens created pursuant hereto or pursuant to any other Loan Document as valid and perfected Liens (of a priority as set forth in this Agreement) in favor of the Lender to secure the Obligations, all as reasonably requested from time to time by the Lender.

7.             NEGATIVE COVENANTS.

The Company hereby covenants and agrees with the Lender that, so long as the Commitment is outstanding or there remain any Obligations of the Company to be paid or performed under this Agreement or any other Loan Document, the Company shall not, either directly or indirectly, without the prior written consent of the Lender:

7.1           Contingent Liabilities.  Assume, incur, create, guarantee, endorse, or otherwise become or be liable for the obligation of any Person other than the Company except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and excluding the sale of Mortgage Loans with recourse in the ordinary course of the company’s business.

7.2           Pledge of Servicing Contracts/Mortgage Loans.  Except for Mortgage Loans pledged to lenders described on Exhibit “B hereto, pledge or grant a security interest in any existing or future Mortgage Loans or Servicing Rights acquired by the Company other than to the Lender, except as otherwise expressly permitted in this Agreement; provided, however, that if no Default or Event of Default has occurred and is continuing, servicing on individual Mortgage Loans may be sold concurrently with and incidental to the sale of such Mortgage Loans (with servicing released) in the ordinary course of the Company’s business.

7.3           Merger; Acquisitions.  Liquidate, dissolve, consolidate or merge, or acquire any substantial part of the assets of another, except for transactions involving not more than FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) each.

7.4           Loss of Eligibility.  Take any action that would cause the Company to lose all or any part of its status as an eligible lender, seller/servicer and issuer as described under Section 5.11 hereof.

7.5           Adjusted Tangible Net Worth.  Permit the sum of the Adjusted Tangible Net Worth of Company (and its Subsidiaries, on a consolidated basis) to be less than an amount equal to the sum of ELEVEN MILLION AND NO/100 DOLLARS ($11,000,000.00), computed as of the end of each calendar month.

7.6           Debt to Adjusted Tangible Worth Ratio.  Permit the ratio of Debt to Adjusted Tangible Worth of the Company (and its Subsidiaries, on a consolidated basis) to exceed (a) 17:1 for the period commencing June 1, 2006 through and including September 30, 2006 and (b) 15:1 for any time thereafter, such ratio to be computed as of the end of each calendar month

7.7           Minimum Current Ratio.  Permit the Current Ratio of the Company to be less than 1.05 to 1.0 computed as of the end of each calendar month.

7.8           Transactions with Affiliates.  Directly or indirectly (a) make any loan, advance, extension of credit or capital contribution to any of its Affiliates except as permitted by Section 7.11 hereof, (b) transfer, sell, pledge, assign or otherwise dispose of any of its assets to or on behalf of such Affiliates, (c) merge or consolidate with or purchase or acquire assets from such Affiliates, or (d) transfer, pledge, or assign or otherwise pay to or on behalf of such Affiliates management fees; provided, however, Company may pay to its Affiliates management fees not to exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) per annum in the aggregate; provided that, no Default, Event of Default or violation of Sections 7.5, 7.6, or 7.7 hereof exists at the time of any payment of such management fees or would result after the payment of such management fees and provided further that the payment of such management fees would not result in a net loss for the Company for any calendar quarter or fiscal year.

7.9           Limits on Corporate Distributions.  Pay, make or declare or incur any liability to pay, make or declare any dividend (excluding stock dividends) or other distribution, direct or indirect, on or on account of any shares of its stock or any redemption or other acquisition, direct or indirect, of any shares of its stock or of any warrants, rights or other options to purchase any shares of its stock nor purchase, acquire, redeem or retire any stock or ownership interest in itself whether now or hereafter outstanding except that so long as no Default, Event of Default or violation of Sections 7.5, 7.6, and 7.7 hereof exists at such time, or would exist immediately thereafter, the Company may declare and pay cash dividends to its shareholders; provided, that (a) such cash dividends must be declared and paid within twenty (20) days after delivery to Lender of the financial statements described in Section 6.2(a) hereof; and (b) provided further that such dividends shall not exceed, in the aggregate during any fiscal year, fifty percent (50%) of the Company’s net income for such fiscal year.

7.10         RICO.  Violate any laws, statutes or regulations, whether federal or state, for which forfeiture of its properties is a potential penalty, including, without limitations, RICO.

7.11         No Loans or Investments Except Approved Investments.  Without the prior written consent of Lender, make or permit to remain outstanding any loans or advances to, or investments in, any Person, except that the foregoing restriction shall not apply to:

(a)           investments in marketable obligations maturing no later than one hundred eighty (180) days from the date of acquisition thereof by the Company and issued and fully guaranteed, directly, by the full faith and credit of the Government of the United States of America or any agency thereof; and

(b)           investments in certificates of deposit maturing no later than one hundred eighty (180) days from the date of issuance thereof and issued by commercial banks in the United States and such banks rated by Moody’s Investor Service, Inc.  and receiving a rating of Prime-2 or higher on Moody’s short term debt rating or rated by Standard & Poor’s Corporation and receiving a rating of AA-/A1+ or higher on S&P’s short term debt rating, it being acknowledged and agreed that the foregoing requirements shall pertain to certificates of deposit issued and/or received on a date on or after the date of this Agreement);

(c)           investments not to exceed FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) in the aggregate;

(d)           investments in the acquisition or origination of Mortgage Loans in the ordinary course of business;

(e)           marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA-/A1 + or higher from Standard & Poor’s Rating Group, a Division of McGraw, Hill, Inc., or rated P-1 or higher by Moody’s Investors Service, Inc.;

(f)            commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of AA-/A1+ or higher from Standard & Poor’s Rating Group, a Division of McGraw, Hill, Inc., or rated P-1 by Moody’s Investors Service, Inc.;

(g)           investments in mutual funds that invest substantially all of their assets in Investments of the types described in subsections (a), (b), (c) and (e) of this Section 7.11;

(h)           Investments consisting of loans, advances or extensions of credit to Affiliates made in the ordinary course of business; and

(i)            Investments made pursuant to Hedging Arrangements.

7.12         Charter Documents and Business Termination.

(a)           Issue, sell or commit to issue or sell any shares of its capital stock of any class, or other equity or investment security,

(b)           Amend or otherwise modify its corporate charter or otherwise change its corporate structure in any manner which will have a materially adverse effect on the Company’s condition, financial or otherwise, or which will have a material adverse effect upon the Company’s ability to perform, promptly and fully, its obligations hereunder or under any of the other Loan Documents, or

(c)           Take any action with a view toward its dissolution, liquidation or termination, or, in fact, dissolve, liquidate or terminate its existence.

7.13         Changes in Accounting Methods.  Make any change in its accounting method as in effect on the date of this Agreement or change its fiscal year ending date from December 31, unless such changes (a) are required for conformity with generally accepted accounting principles and, in such event, the Company will give prior written notice of each such change to the Lender or (b) or if not so required, are in conformity with generally accepted accounting principles and have the prior written approval of the Lender which approval shall not be unreasonably withheld.

7.14         No Sales, Leases or Dispositions of Property.  Except in the ordinary course of its business, sell, lease, transfer or otherwise dispose of all or any material portion or portions or integral part of its properties or assets, whether now owned or hereafter acquired (whether in a single transaction or in a series of transactions), or enter into any arrangement, directly or indirectly, with any person, whereby it shall sell or transfer any of its properties or assets, whether now owned or hereafter acquired, and thereafter rent or lease as lessee such property or any part thereof which it intends to use for substantially the same purpose or purposes as the property sold or transferred.

7.15         Changes in Business or Assets.  Make any substantial change (a) in the nature of its business as now conducted, or (b) in the use of its property as now used and proposed to be used.

7.16         Changes in Office or Inventory Location.  Change the address and/or location of its chief executive office or principal place of business or the place where it keeps its books and records or its inventory to a location outside the State of Ohio unless, prior to any such change, the Company shall execute and cause to be executed such additional agreements and/or lien instruments as the Lender may reasonably request to conform with the provisions hereof and the transactions and perfected Liens in the Collateral contemplated under this Agreement and the other Loan Documents.

7.17         Special Negative Covenants Concerning Collateral.

(a)           Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Mortgages or Pledged Securities.

(b)           Sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber any of the Collateral or any interest therein.

(c)           Make any compromise, adjustment or settlement in respect of any of the Collateral or accept other than cash in payment or liquidation of the Collateral.

7.18         No Indebtedness.  Except for the Indebtedness described in Exhibit “B” hereto, incur, create, assume or guarantee or in any manner become or be liable or permit to be outstanding any Indebtedness (including obligations for the payment of rentals other than provided for herein) nor guarantee any contract or other obligation, and will not in any way become or be responsible for obligations of any Person, whether by agreement to purchase the Indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the Indebtedness of any other Person or otherwise, except that the foregoing restrictions shall not apply to:

(a)           the Obligations.

(b)           liabilities for taxes, assessments, governmental charges or levies which are not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted if reserves adequate under generally accepted accounting principles have been established therefor.

(c)           endorsements of negotiable instruments for collection in the ordinary course of business.

(d)           indebtedness incurred in the ordinary course of business in connection with normal trade or business obligations which are payable within ninety (90) days of the occurrence thereof, provided, however, that no such Indebtedness shall be incurred by the Company to any Affiliate unless it is subordinated in all respects to the Obligations in a form and substance acceptable to the Lender, and is incurred in the ordinary course of business and upon substantially the same or better terms as it could obtain in an arm’s length transaction with a Person who is not an Affiliate.

(e)           Indebtedness of less than TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), in the aggregate, incurred in the ordinary course of business.

(f)            Indebtedness incurred in the ordinary course of business for the purpose of leasing office space or equipment to be used in the conduct of the business of the Company.

7.19         Ownership of the Company.  Permit any change in the legal or beneficial ownership of any capital stock, instruments convertible to same, or other equity instruments, of the Company that results or would result in a Change of Control.

7.20         Payments of Subordinated Debt.  Make any payment of any kind on any  Subordinated Debt until the Commitments have terminated, all Obligations have been paid and performed in full, and any applicable preference period has expired.

8.             DEFAULTS; REMEDIES.

8.1           Events of Default.  The occurrence of any of the following conditions or events shall be an event of default (“Event of Default”):

(a)           Failure to pay the principal of any Advance when due, whether at stated maturity, by acceleration, or otherwise; or failure to pay any installment of interest on any Advance or any other amount due under this Agreement within ten (10) days after the due date (other than any amounts due under Section 3.4 hereof which shall be due and payable on its due date); or failure to pay, beyond any applicable grace period, the principal or interest on any other indebtedness due Lender; or

(b)           Failure of the Company or any of its Subsidiaries to pay, or any default in the payment of any principal or interest on, any other Indebtedness or in the payment of any contingent obligation beyond any period of grace provided; or breach or default with respect to any other material term of any other Indebtedness of any loan agreement, mortgage, indenture or other agreement relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, Indebtedness of the Company or its Subsidiaries in the aggregate amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) or more to become or be declared due prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise) or failure of the Company to perform or comply with any term or condition applicable to it contained in Sections 6.3, 6.11, and any Section in Article 7 hereof; or

(c)           Any of the Company’s representations or warranties made or deemed made herein or in any other Loan Document, or in any statement or certificate at any time given by the Company in writing pursuant hereto or thereto shall be inaccurate or incomplete in any materially adverse respect on the date as of which made or deemed made; or

(d)           The Company shall default in the performance of or compliance with any term or covenant contained in this Agreement and such default shall not have been remedied or waived within thirty (30) days after receipt of written notice from the Lender of such default other than those referred to above in Subsections 8.1(a), 8.1(b), or 8.1(c); or

(e)           (1) A court having jurisdiction shall enter a decree or order for relief in respect of the Company or any of Company’s Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in respect of the Company or any of Company’s Subsidiaries, which decree or order is not stayed; or a filing of an involuntary case under any applicable bankruptcy, insolvency or other similar law in respect of the Company or any of Company’s Subsidiaries has occurred; or (2) any other similar relief shall be granted under any applicable federal or state law; or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of Company’s Subsidiaries, or over all or a substantial part of their respective property, shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of Company’s Subsidiaries, for all or a substantial part of their respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Company or any of Company’s Subsidiaries, and the continuance of any such events in Subsections (1) and (2) above for sixty (60) days unless dismissed or discharged; or

(f)            The Company or any of Company’s Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion to an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Company or any of Company’s Subsidiaries of any assignment for the benefit of creditors; or the failure of the Company or any of Company’s Subsidiaries, or the admission by any of them of its inability, to pay its debts as such debts become due; or

(g)           Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event no later than five (5) days prior to the date of any proposed sale thereunder; or

(h)           Any order, judgment or decree shall be entered against the Company decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of twenty (20) days; or

(i)            Any Plan maintained by the Company or any of Company’s Subsidiaries shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States district court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof the Company’s or any Subsidiary’s liability (after giving effect to the tax consequences thereof) to the Pension Benefit Guaranty Corporation (or any successor thereto) for unfunded guaranteed vested benefits under the Plan exceeds the then current value of assets accumulated in such Plan by more than FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (or in the case of a termination involving the Company or any of Company’s Subsidiaries as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess shall exceed such amount); or

(j)            The Company or any of Company’s Subsidiaries as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00); or

(k)           The Company shall purport to disavow, in writing, its obligations hereunder or shall contest, in writing, the validity or enforceability hereof, or the Lender’s security interest on any portion of the Collateral shall become unperfected, of less than a first priority, unenforceable or otherwise impaired; or

(l)            The Company dissolves or terminates its existence, or discontinues its usual business; or

(m)          Any court shall find or rule, or the Company shall assert or claim, in writing, (i) that the Lender does not have a valid, first priority perfected, enforceable Lien and security interest in the Collateral as represented in this Agreement or in any other Loan Document, or (ii) that this Agreement or any of the Loan Documents does not or will not constitute the legal, valid, binding and enforceable obligations of the party or parties (as applicable) thereto, or (iii) that any Person has a conflicting or adverse Lien, claim or right in, or with respect to, the Collateral and the Company is unable within ten (10) days to have such finding or ruling reversed or to have such adverse Lien, claim or right removed; or

(n)           The Company shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or other process which is not vacated within sixty (60) days from the date thereof; or

(o)           There shall be a material adverse change in the financial condition, business or operations of the Company;

(p)           A Change of Control occurs; or

(q)           A default or event of default occurs under the Purchase Agreement.

8.2           Remedies.

(a)           Upon the occurrence of any Event of Default described in Sections 8.1(e), 8.1(f), 8.1(h) or 8.1(k), the Commitment shall automatically terminate and all unpaid and accrued Obligations of the Company shall automatically become due and payable, without presentment for payment, demand, notice of non-payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, maturity, or any other notices or requirements of any kind to the Company or any other Person liable thereon or with respect thereto, all of which are hereby expressly waived by the Company.

(b)           Upon the occurrence of any Event of Default, other than those described in Sections 8.1(e), 8.1(f), 8.1(h) or 8.1(k), the Lender may, by written notice to the Company, terminate the Commitment and/or declare all unpaid and accrued Obligations of the Company to be immediately due and payable, whereupon the same shall forthwith become due and payable, together with all accrued and unpaid interest thereon, and the obligation of the Lender to make any Advances shall thereupon terminate.

(c)           Upon the occurrence of any Event of Default, the Lender may also do any of the following:

(1)           Foreclose upon or otherwise enforce its security interest in and Lien on the Collateral to secure all payments and performance of Obligations of the Company in any manner permitted by law or provided for hereunder.

(2)           Notify all obligors, servicers or other Persons in respect of the Collateral that the Collateral has been assigned to the Lender and that all payments thereon are to be made directly to the Lender or such other party as may be designated by the Lender; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral, any such obligor or any Investor or any portion of the Collateral, on terms acceptable to the Lender; enforce payment and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure.

(3)           Act, or contract with a third Person to act, as servicer or subservicer of each item of Collateral requiring servicing and perform all obligations required in connection with Purchase Commitments, such third party’s fees to be paid by the Company.

(4)           Require the Company to assemble the Collateral and/or books and records relating thereto and make such available to the Lender at a place to be designated by the Lender.

(5)           Enter onto property where any Collateral or books and records relating thereto are located and take possession thereof with or without judicial process.

(6)           Prior to the disposition of the Collateral, prepare it for disposition in any manner and to the extent the Lender deems appropriate.

(7)           Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of Texas or other applicable law, including, but not limited to, selling or otherwise disposing of the Collateral, or any part thereof, at one or more public or private sales, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as the Lender may determine, including, without limitation, sale pursuant to any applicable Purchase Commitment.  If notice is required under such applicable law, the Lender will give the Company not less than ten (10) days’ notice of any such public sale or of the date after which private sale may be held.  The Company agrees that ten (10) days’ notice shall be reasonable notice.  The Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  The Lender is authorized at any such sale, if the Lender deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral.  The Company specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) the Company will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold.  Upon any such sale, the Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which the Company has or may have under any rule of law or statute now existing or hereafter adopted.  In any case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Lender until the selling price is paid by the purchaser, but the Lender shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.  In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Lender until the selling price is paid by the purchaser thereof, but the Lender shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.  The Lender may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon the Collateral or to foreclose the pledge and sell the Collateral or any portion thereof under a judgment or decree of a court or courts of competent jurisdiction, or both.

(8)           Proceed against the Company on the Note.

(9)           Exercise any or all of its rights, remedies or recourses under any other Loan Documents, at law, in equity, or otherwise.

(d)           Lender shall not incur any liability as a result of the sale or other disposition of the Collateral, or any part thereof, at any public or private sale or disposition.  The Company hereby waives (to the extent permitted by law) any claims it may have against the Lender arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the outstanding Advances and the unpaid interest accrued thereon, even if the Lender accepts the first offer received and does not offer the Collateral to more than one offeree and none of the actions described herein shall render Lender’s disposition of the Collateral in such a manner as commercially unreasonable.  Any sale of Collateral pursuant to the terms of a Purchase Commitment, or any other disposition of collateral arranged by the Company, whether before or after the occurrence of an Event of Default, shall be deemed to have been made in a commercially reasonable manner.

(e)           The Company specifically waives (to the extent permitted by law) any equity or right of redemption, all rights of redemption, stay or appraisal which the Company has or may have under any rule of law or statute now existing or hereafter adopted, and any right to require the Lender to (1) proceed against any Person, (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order, or (3) pursue any other remedy in its power.  The Lender shall not be required to take any steps necessary to preserve any rights of the Company against holders of mortgages prior in lien to the Lien of any Mortgage included in the Collateral or to preserve rights against prior parties.

(f)            Lender may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage included in the Collateral, including, without limitation, payment of delinquent taxes or assessments and insurance premiums.  All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default

Rate, from the time of payment until repaid, shall become a part of the principal balance outstanding hereunder and under the Note.

(g)           No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by the Lender of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by the Company to the extent permitted by law.  The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

8.3           Application of Proceeds.  The proceeds of any sale, disposition or other enforcement of the Lender’s security interest in all or any part of the Collateral shall be applied by the Lender:

First, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to the Lender’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of the Lender in connection therewith;

Second, to the payment of any other amounts due (other than principal and interest) under the Note or this Agreement;

Third, to the payment of interest accrued and unpaid on the Note;

Fourth, to the payment of the outstanding principal balance of the Note; and

Finally, to the payment to the Company, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

If the proceeds of any such sale, disposition or other enforcement are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of all Obligations of the Company, the Company shall remain liable for any deficiency.

8.4           Lender Appointed Attorney-in-Fact.  The Lender is hereby appointed the attorney-in-fact of the Company, with full power of substitution, for the purpose of carrying out the provisions hereof and taking any action and executing any instruments which the Lender may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest and shall remain in full force and effect until the full and final payment and performance of all Obligations.  Without limiting the generality of the foregoing, the Lender shall have the right and power to give notices of its security interest in the Collateral to any Person, either in the name of the Company or in its own name, to endorse all Pledged Mortgages or Pledged Securities payable to the order of the Company, to change or cause to be changed the book-entry registration or name of subscriber or Investor on any Pledged Security, or to receive, endorse and collect all checks made payable to the order of the Company representing any payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Mortgages or Pledged Securities and to give full discharge for the same.

8.5           Right of Set-Off.  If the Company shall default in the payment of the Note, any interest accrued thereon, or any other sums which may become payable hereunder when due, or in the performance of any of its other Obligations under this Agreement, the Lender, shall have the right, at any time and from time to time, without notice, to set-off and to appropriate or apply any and all property or indebtedness of any kind at any time held or owing by the Lender to or for the credit of the account of the Company (excluding any monies held by the Company in trust for third parties) against and on account of the Obligations, irrespective of whether or not the Lender shall have made any demand hereunder and whether or not said Obligations shall have matured; provided, however, that the Lender shall not be allowed to set-off against funds in accounts with respect to which (i) the Company is a trustee or an escrow agent in respect of bona fide third parties other than Affiliates, and (ii) such trust or escrow arrangement was so denominated at the time of the creation of such account.

9.             NOTICES.

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, “Notices”) shall, except as otherwise expressly provided hereunder, be in writing addressed to the respective parties hereto at their respective addresses hereinafter set forth and shall be either (a) delivered in person, or (b) mailed, by certified, registered, or express mail, postage prepaid, or (c) delivered by overnight courier, or (d) telecopied to their respective telecopy numbers (with a paper copy mailed the same day as aforesaid) as hereinafter set forth; provided any party may change its address for notice by designating such party’s new address in a Notice to the sending party given at least five (5) Business Days before it shall become effective.  All Notices shall be conclusively deemed to have been properly given or served when duly received, in person regardless of how sent.  Regardless of when received, all Notices shall be conclusively deemed given or served if addressed in accordance with this Section and (1) if by overnight courier, on the next Business Day or (2) if mailed, on the third Business Day after being deposited in the mails, or (3) if telecopied, when telecopied to the telecopy number set forth below (provided a paper copy is mailed the same day):

If to the Company:	SIRVA MORTGAGE, INC.
Attn: Paul Klemme, President
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
Fax No.: (440) 646-1835

If to the Lender:	Washington Mutual Bank
Attn: Michael D. McAuley
Mortgage Banker Finance
3200 Southwest Freeway, Suite 1922
Houston, Texas 77027
Fax No.: (713) 543-4292

with a copy to:	Washington Mutual Bank
Attn: Eva L. Torres
Mortgage Banker Finance
555 Dividend Drive
Coppell, Texas 75019
Fax No.: (469) 549-5632

10.           REIMBURSEMENT OF EXPENSES; INDEMNITY.

Reimbursement of Expenses and Indemnification by Company.  The Company shall: (a) pay all out-of-pocket costs and expenses of the Lender, including, without limitation, reasonable attorneys’ fees, in connection with the preparation, negotiation, documentation, enforcement and administration of this Agreement, the Note, and other Loan Documents and the making and repayment of the Advances and the payment of interest thereon; (b) pay, and hold the Lender and any holder of the Note harmless from and against, any and all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save the Lender and the holder or holders of the Note harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; (c) INDEMNIFY, PAY AND HOLD HARMLESS THE LENDER AND ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS AND ANY SUBSEQUENT HOLDER OF THE NOTE FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER (THE “INDEMNIFIED LIABILITIES”) (INCLUDING, WITHOUT LIMITATION, INDEMNIFIED LIABILITIES RESULTING, IN WHOLE OR IN PART, FROM ANY INDEMNIFIED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY) WHICH MAY BE IMPOSED UPON, INCURRED BY OR ASSERTED AGAINST THE LENDER OR SUCH HOLDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE NOTE, OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY TO THE EXTENT THAT ANY SUCH INDEMNIFIED LIABILITIES RESULT (DIRECTLY OR INDIRECTLY) FROM ANY CLAIMS MADE, OR ANY ACTIONS, SUITS OR PROCEEDINGS COMMENCED OR THREATENED, BY OR ON BEHALF OF ANY CREDITOR (EXCLUDING THE LENDER AND THE HOLDER OR HOLDERS OF THE NOTE), SECURITY HOLDER, SHAREHOLDER, CUSTOMER (INCLUDING, WITHOUT LIMITATION, ANY PERSON HAVING ANY DEALINGS OF ANY KIND WITH THE COMPANY), TRUSTEE, DIRECTOR, OFFICER, EMPLOYEE AND/OR AGENT OF THE COMPANY ACTING IN SUCH CAPACITY, THE COMPANY OR ANY GOVERNMENTAL REGULATORY BODY OR AUTHORITY. THE FOREGOING INDEMNITY SHALL NOT APPLY TO THE EXTENT THE INDEMNIFIED

LIABILITIES RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER OR LENDER’S OWN VIOLATIONS OF REGULATIONS APPLICABLE TO IT OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENETS AND ANY SUBSEQUENT HOLDER OF THE NOTE.  THE AGREEMENT OF THE COMPANY CONTAINED IN THIS SUBSECTION (c) SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT AND THE PAYMENT IN FULL OF THE NOTE.  ATTORNEYS’ FEES AND DISBURSEMENTS INCURRED IN ENFORCING, OR ON APPEAL FROM, A JUDGMENT PURSUANT HERETO SHALL BE RECOVERABLE SEPARATELY FROM AND IN ADDITION TO ANY OTHER AMOUNT INCLUDED IN SUCH JUDGMENT, AND THIS CLAUSE IS INTENDED TO BE SEVERABLE FROM THE OTHER PROVISIONS OF THIS AGREEMENT AND TO SURVIVE AND NOT BE MERGED INTO SUCH JUDGMENT.

11.           FINANCIAL INFORMATION.

All financial statements and reports furnished to the Lender hereunder shall be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements as at, and for the period ended, the Statement Date (except to the extent otherwise required to conform to good accounting practice).

12.           MISCELLANEOUS.

12.1         Terms Binding Upon Successors; Survival of Representations.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  All representations, warranties, covenants and agreements herein contained on the part of the Company shall survive the making of any Advance and the execution of the Note, and shall be effective so long as the Commitment is outstanding hereunder or there remain any Obligations of the Company hereunder or under the Note to be paid or performed.

12.2         Assignment.  This Agreement may not be assigned by the Company.  The Lender may assign, at any time, in whole or in part, its rights and delegate its obligations under this Agreement and the other Loan Documents, along with the Lender’s security interest in any or all of the Collateral, and any assignee thereof may enforce this Agreement and the other Loan Documents, and such security interest.

12.3         Amendments.  Except as otherwise provided in this Agreement, this Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is set forth in a writing signed by the parties hereto.

12.4         Governing Law.  This Agreement and the other Loan Documents shall be governed by the laws of the State of Texas, without reference to its principles of conflicts of laws.

12.5         Participations.  The Lender may at any time sell, assign or grant participations in, or otherwise transfer to any other Person (a “Participant”), all or part of the Obligations of the Company under this Agreement.  Without limitation of the exclusive right of the Lender to collect and enforce such Obligations, the Company agrees that each disposition will give rise to a debtor-creditor relationship of the Company to the Participant, and the Company authorizes each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker’s lien, or otherwise, against any assets of the Company which may be in the hands of such Participant.  The Company authorizes the Lender to disclose to any prospective Participant and any Participant any and all information in the Lender’s possession concerning the Company, this Agreement and the Collateral.

12.6         Relationship of the Parties.  This Agreement provides for the making of Advances by the Lender, in its capacity as a lender, to the Company, in its capacity as a borrower, and for the payment of interest, repayment of principal by the Company to the Lender, and for the payment of certain fees by the Company to the Lender.  The relationship between the Lender and the Company is limited to that of creditor/secured party, on the one hand, and debtor, on the other hand.  The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Lender to protect its interests as lender in assuring payments of interest and repayment of principal and payment of certain fees, and nothing contained in this Agreement shall be construed as permitting or obligating the Lender to act as a financial or business advisor or consultant to the Company, as permitting or obligating the Lender to control the Company or to conduct the Company’s operations, as creating any fiduciary obligation on the part of the Lender to the Company, or as creating any joint venture, agency, or other relationship between the parties hereto other than as explicitly and specifically stated in this Agreement.  The Company acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision for waiver of trial by jury.  The Company further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Lender for credit and to execute and deliver this Agreement.

12.7         Severability.  If any provision of this Agreement shall be declared to be illegal or unenforceable in any respect, such illegal or unenforceable provision shall be and become absolutely null and void and of no force and effect as though such provision were not in fact set forth herein, but all other covenants, terms, conditions and provisions hereof shall nevertheless continue to be valid and enforceable.

12.8         Usury.  It is the intent of Lender and the Company in the execution and performance of this Agreement and the Note or any Loan Document to remain in strict compliance with Applicable Law from time to time in effect.  In furtherance thereof, Lender and the Company stipulate and agree that none of the terms and provisions contained in the Note, this Agreement or any Loan Document shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate or amount of interest permitted to be charged under Applicable Law.  For purposes of this Agreement, the Note and any other Loan Document, “interest” shall include the aggregate of all charges which constitute interest under Applicable Law that are contracted for, taken, charged, reserved, or received under this Agreement, the Note or any other Loan Document.  The Company shall never be required to pay unearned interest or interest at a rate or in an amount in excess of the Maximum Rate or amount of interest that may be lawfully charged under Applicable Law, and the provisions of this paragraph shall control over all other provisions of this Agreement and the Note or any Loan Document, which may be in actual or apparent conflict herewith.  If the Note is prepaid, or if the maturity of the Note is accelerated for any reason, or if under any other contingency the effective rate or amount of interest which would otherwise be payable under the Note would exceed the Maximum Rate or amount of interest Lender or any other holder of the Note is allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event Lender or any holder of the Note shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under the Note to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the principal amount of the Note or the amount of interest which would otherwise be payable under the Note or both shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such moneys so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Maximum Rate or amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of the Company upon such determination.  Lender and the Company further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under the Note which are made for the purpose of determining whether such rate or amount exceeds the Maximum Rate, shall be made to the extent not prohibited by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of the Note, all interest at any time contracted for, charged, taken, reserved or received from the Company or otherwise by Lender or any other holder of the Note.

12.9         Consent to Jurisdiction.  Subject to the provisions of Section 12.10 of this Agreement, the Company hereby agrees that any action or proceeding under this Agreement, the Note or any document delivered pursuant hereto may be commenced against it in any court of competent jurisdiction within the State of Texas, by service of process upon the Company by first class registered or certified mail, return receipt requested, addressed to the Company at its address last known to the Lender.  The Company agrees that any such suit, action or proceeding arising out of or relating to this Agreement or any other such document may be instituted in Harris County, State District Court or in the United States District Court for the District of Texas at the option of the Lender; and the Company hereby waives any objection to the venue, or any claim as to inconvenient forum, of any such suit, action or proceeding.  Nothing herein shall affect the right of the Lender to accomplish service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction or court.

12.10       Arbitration.  To the maximum extent not prohibited by law, any controversy, dispute or claim arising out of, in connection with, or relating to the Commitment or the Loan Documents or any transaction provided for therein, including but not limited to any claim based on or arising from an alleged tort or an alleged breach of any agreement contained in any of the Loan Documents, shall, at the request of any party to the Loan Documents (either before or after the commencement of judicial proceedings), be settled by arbitration pursuant to Title 9 of the United States Code, which the parties hereto acknowledge and agree applies to the transaction involved herein, and in accordance with the Commercial Arbitration Rules of the American

Arbitration Association (the “AAA”).  If Title 9 of the United States Code is inapplicable to any such claim, dispute or controversy for any reason, such arbitration shall be conducted pursuant to the Texas General Arbitration Act and in accordance with the Commercial Arbitration Rules of the AAA.  In any such arbitration proceeding:  (i) all statutes of limitations which would otherwise be applicable shall apply; and (ii) the proceeding shall be conducted in Houston, Texas, by a single arbitrator, if the amount in controversy is ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) or less, or by a panel of three arbitrators if the amount in controversy is over ONE MILLION AND NO/100 DOLLARS ($1,000,000.00).  All arbitrators shall be selected by the process of appointment from a panel pursuant to Section 13 of the AAA Commercial Arbitration Rules and each arbitrator shall be either an active attorney, a mortgage banker or retired judge with an AAA acknowledged expertise in the subject matter of the controversy, dispute or claim.  Any award rendered in any such arbitration proceeding shall be final and binding, and judgment upon any such award may be entered in any court having jurisdiction.

If any party to any Loan Document files a proceeding in any court to resolve any such controversy, dispute or claim, such action shall not constitute a waiver of the right of such party or a bar to the right of any other party to seek arbitration under the provisions of this Section of that or any other claim, dispute or controversy, and the court shall, upon motion of any party to the proceeding, direct that such controversy, dispute or claim be arbitrated in accordance with this Section.

Notwithstanding any of the foregoing, the parties hereto agree that no arbitrator or panel of arbitrators shall possess or have the power to (i) assess punitive damages, (ii) dissolve, rescind or reform (except that the arbitrator may construe ambiguous terms) any Loan Document, (iii) enter judgment on the debt, (iv) exercise equitable powers or issue or enter any equitable remedies with respect to matters submitted to arbitration, or (v) allow discovery of attorney/client privileged information.  The Commercial Arbitration Rules of the AAA are hereby modified to this extent for the purpose of arbitration of any dispute, controversy or claim arising out of, in connection with, or relating to the Loan or any Loan Document.  The parties hereby further agree to waive, each to the other, any claims for punitive damages and agree neither an arbitrator nor any court shall have the power to assess such damages.

No provision of, or the exercise of any rights under, this Section shall limit or impair the right of any party to any Loan Document before, during or after any arbitration proceeding to: (i) exercise self-help remedies such as setoff or repossession; (ii) foreclose (judicially or otherwise) any Lien on or security interest in any real or personal Collateral; or (iii) obtain emergency relief from a court of competent jurisdiction to prevent the dissipation, damage, destruction, transfer, hypothecation, pledging or concealment of assets or of Collateral securing any Indebtedness, obligation or guaranty referenced in any Loan Document.  Such emergency relief may be in the nature of, but is not limited to: pre judgment attachments, garnishments, sequestrations, appointments of receivers, or other emergency injunctive relief to preserve the status quo.

12.11       ADDITIONAL INDEMNITY.  IN ADDITION TO THE INDEMNITY PROVIDED IN SECTION 10, THE COMPANY SHALL INDEMNIFY AND HOLD THE LENDER, ITS SUCCESSORS, ASSIGNS, AGENTS, AND EMPLOYEES, HARMLESS

FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, SUITS, PROCEEDINGS, COSTS, EXPENSES, DAMAGES, FINES, PENALTIES, AND LIABILITIES, INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS, ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM (A) THE OPERATION OF THE COMPANY’S BUSINESSES, (B) THE LENDER’S PRESERVATION OR ATTEMPTED PRESERVATION OF COLLATERAL, AND (C) ANY FAILURE OF THE SECURITY INTERESTS AND LIENS IN THE COLLATERAL GRANTED TO THE LENDER PURSUANT TO THIS AGREEMENT TO BE OR TO REMAIN PERFECTED OR TO HAVE THE PRIORITY AS CONTEMPLATED THEREIN REGARDLESS OF WHETHER THE CLAIM IS CAUSED BY OR ARISES OUT OF, IN WHOLE OR IN PART, THE NEGLIGENCE OF THE ANY INDEMNIFIED PARTY OR MAY BE BASED ON THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY.  THIS INDEMNITY SHALL NOT APPLY TO THE EXTENT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER.  AT THE LENDER’S REQUEST, THE COMPANY SHALL, AT ITS OWN COST AND EXPENSE, DEFEND OR CAUSE TO BE DEFENDED ANY AND ALL SUCH ACTIONS OR SUITS THAT MAY BE BROUGHT AGAINST THE LENDER AND, IN ANY EVENT, SHALL SATISFY, PAY, AND DISCHARGE ANY AND ALL JUDGMENTS, AWARDS, PENALTIES, COSTS, AND FINES THAT MAY BE RECOVERED AGAINST THE LENDER IN ANY SUCH ACTION, PLUS ALL ATTORNEYS’ FEES AND COSTS RELATED THERETO TO THE EXTENT PERMITTED BY APPLICABLE LAW; PROVIDED, HOWEVER, THAT THE LENDER SHALL GIVE THE COMPANY (TO THE EXTENT THE LENDER SEEKS INDEMNIFICATION THEREFOR FROM THE COMPANY UNDER THIS SECTION 12.11) WRITTEN NOTICE OF ANY SUCH CLAIM, DEMAND, OR SUIT AFTER THE LENDER HAS RECEIVED WRITTEN NOTICE THEREOF, AND THE LENDER SHALL NOT SETTLE ANY SUCH CLAIM, DEMAND, OR SUIT, IF THE LENDER SEEKS INDEMNIFICATION THEREFOR FROM THE COMPANY, WITHOUT FIRST GIVING NOTICE TO THE COMPANY OF THE LENDER’S DESIRE TO SETTLE AND OBTAINING THE CONSENT OF THE COMPANY TO THE SAME, WHICH CONSENT THE COMPANY HEREBY AGREES NOT TO UNREASONABLY WITHHOLD. ALL OBLIGATIONS OF THE COMPANY UNDER THIS SECTION 12.11 SHALL SURVIVE THE PAYMENT OF THE NOTE AND THE OBLIGATIONS.

12.12       No Waivers Except in Writing.  No failure or delay on the part of the Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No notice to or demand on the Company or any other Person in any case shall entitle the Company or such other Person to any other or further notice or demand in similar or other circumstances.

12.13       WAIVER OF JURY TRIAL.  AS TO THIS AGREEMENT EACH OF THE COMPANY AND LENDER HEREBY (a) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (b) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY

SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY THE COMPANY AND THE LENDER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT OF A JURY TRIAL WOULD OTHERWISE ACCRUE. THE LENDER AND THE COMPANY ARE HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL.  FURTHER THE COMPANY AND THE LENDER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF ANY OF THEM, RESPECTIVELY, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY OF THE UNDERSIGNED THAT EITHER OF THE LENDER OR THE COMPANY WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

12.14       Multiple Counterparts.  Multiple Counterparts.  This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument.

12.15       No Third Party Beneficiaries.  This Agreement is for the sole and exclusive benefit of the Company and Lender.  This Agreement does not create, and is not intended to create, any rights in favor of or enforceable by any other Person.  This Agreement may be amended or modified by the agreement of the Company and Lender, without any requirement or necessity for notice to, or the consent of or approval of any other Person.

12.16       RELEASE OF LENDER LIABILITY.  TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW FROM TIME TO TIME IN EFFECT, THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY (AND AFTER IT HAS CONSULTED WITH ITS OWN ATTORNEY) IRREVOCABLY AND UNCONDITIONALLY AGREES THAT NO CLAIM MAYBE MADE BY THE COMPANY AGAINST THE LENDER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, AGENTS OR INSURERS, OR ANY OF ITS OR THEIR SUCCESSORS AND ASSIGNS, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM IS BASED ON CONTRACT OR TORT OR DUTY IMPOSED BY LAW) ARISING OUT OF, OR RELATED TO, THE TRANSACTIONS CONTEMPLATED BY ANY OF THIS AGREEMENT, THE NOTE, OR ANY OTHER LOAN DOCUMENTS, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH. IN FURTHERANCE OF THE FOREGOING, THE COMPANY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

12.17       Entire Agreement; Amendment.  This Agreement, the Note, and the other Loan Documents referred to herein embody the final, entire Agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof.  The provisions of this Agreement and the other Loan Documents to which the Company is a party maybe amended or waived only by an instrument in writing signed by the parties hereto.

12.18       NO ORAL AGREEMENTS.  THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

SIRVA MORTGAGE, INC., an Ohio corporation

By:	/s/ Paul Klemme
PAUL KLEMME, President

LENDER:

WASHINGTON MUTUAL BANK, a federal association

By:	/s/ Ben Culver
Name:	Ben Culver
Title:	Vice President

EXHIBITS:

A	—	Advance Request (Single Family Mortgage Loans)
B	—	Existing Company Indebtedness
C	—	Collateral Procedures and Documentation
D	—	Shipping Instructions
E	—	Trust Receipt
F	—	Officer’s Certificate
G	—	Subsidiaries
H	—	Litigation
I	—	Trade Names
J	—	Certificate of Corporate Resolutions
K	—	Bailee Letter
L	—	Investors
M	—	Legal Opinion
N	—	Promissory Note
O	—	Lenders, Aggregate Commitment Amount, and Commitment Amount
P	—	Intentionally deleted
Q	—	Form of Assignment and Acceptance